EXHIBIT 10.7

ACQUISITION AGREEMENT

BY AND AMONG

NEXTWAVE WIRELESS LLC,

NW SPECTRUM CO.

WCS WIRELESS, INC.

COLUMBIA WCS III, INC.

TKH CORP.,

THE STOCKHOLDERS OF COLUMBIA WCS III, INC. AND TKH CORP.

AND

COLUMBIA CAPITAL, LLC

as the Stockholder Representative

Dated as of May 9, 2006

ARTICLE I	DEFINITIONS	2
1.1	CERTAIN DEFINITIONS	2
ARTICLE II	THE ACQUSITIONS	13
2.1	THE MERGER AND STOCK PURCHASES	13
2.2	CLOSING	14
2.3	EFFECTIVE TIME	14
2.4	EFFECTS OF THE MERGER	15
2.5	CERTIFICATE OF INCORPORATION AND BY-LAWS	15
2.6	DIRECTORS	15
2.7	OFFICERS	15
ARTICLE III	CONSIDERATION FOR MERGER AND ACQUISITIONS	15
3.1	MERGER CONSIDERATIONS	15
3.2	COLUMBIA BLOCKER CONSIDERATION	16
3.3	TKH BLOCKER CONSIDERATION	17
3.4	ESCROW FUND	17
3.5	PAYMENT OF ACQUISITION CONSIDERATION	17
3.6	AGGREGATE CONSIDERATION SPREADSHEET	19
3.7	STOCKHOLDER REPRESENTATIVE RESERVE	19
ARTICLE IV	TERMINATION, AMENDMENT AND WAIVER	20
4.1	TERMINATION OF AGREEMENT	20
4.2	EFFECT OF TERMINATION	21
4.3	TERMINATION FEE	21
4.4	PRIMACY OF THE XM AGREEMENT	22
ARTICLE V	WARRANTIES	22
A.	WARRANTIES OF THE COMPANY	22
5.A.1	ORGANIZATION AND GOOD STANDING	22
5.A.2	AUTHORIZATION OF AGREEMENT	23
5.A.3	CONFLICTS, CONSENTS OF THIRD PARTIES	24
5.A.4	CAPITALIZATION	24
5.A.5	SUBSIDIARIES	25
5.A.6	CORPORATE RECORDS	25
5.A.7	FINANCIAL STATEMENTS	26
5.A.8	NO UNDISCLOSED LIABILITIES	26

-i-

5.A.9	ABSENCE OF CERTAIN DEVELOPMENTS	26
5.A.10	TAXES	28
5.A.11	PROPERTY AND ASSETS	28
5.A.12	TITLE TO LICENSES	28
5.A.13	LICENSES UNIMPAIRED	29
5.A.14	OPERATION	30
5.A.15	INTELLECTUAL PROPERTY	30
5.A.16	INSURANCE	30
5.A.17	CONTRACTS AND OBLIGATIONS	30
5.A.18	COMPLIANCE	30
5.A.19	EMPLOYEE BENEFITS	31
5.A.20	LITIGATION	31
5.A.21	RELATED PARTY TRANSACTIONS	31
5.A.22	BANKS	31
5.A.23	STATE TAKEOVER STATUTES	31
5.A.24	FINANCIAL ADVISORS	31
5.A.25	XM AGREEMENT	31
B.	WARRANTIES OF COLUMBIA BLOCKER	32
5.B.1	ORGANIZATION AND GOOD STANDING	32
5.B.2	AUTHORIZATION OF AGREEMENT	32
5.B.3	CONFLICTS, CONSENTS OF THIRD PARTIES	33
5.B.4	CAPITALIZATION	33
5.B.5	SUBSIDIARIES	34
5.B.6	CORPORATE RECORDS	34
5.B.7	NO UNDISCLOSED LIABILITIES	34
5.B.8	ABSENCE OF CERTAIN DEVELOPMENTS	34
5.B.9	TAXES	34
5.B.10	PROPERTY AND ASSETS	35
5.B.11	INTELLECTUAL PROPERTY	35
5.B.12	INSURANCE	35
5.B.13	CONTRACTS AND OBLIGATIONS	35
5.B.14	COMPLIANCE	35
5.B.15	EMPLOYEE BENEFIT	36

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5.B.16	LITIGATION	36
5.B.17	RELATED PARTY TRANSACTIONS	36
5.B.18	BANKS	36
5.B.19	STATE TAKEOVER STATUTES	36
5.B.20	FINANCIAL ADVISORS	36
5.B.21	XM AGREEMENT	36
C.	WARRANTIES OF TKH BLOCKER AND TKH SELLERS	37
5.C.1	ORGANIZATION AND GOOD STANDING	37
5.C.2	AUTHORIZATION OF AGREEMENT	37
5.C.3	CONFLICTS; CONSENTS OF THIRD PARTIES	38
5.C.4	CAPITALIZATION	38
5.C.5	SUBSIDIARIES	39
5.C.6	CORPORATE RECORDS	39
5.C.7	NO UNDISCLOSED LIABILITIES	39
5.C.8	ABSENCE OF CERTAIN DEVELOPMENTS	39
5.C.9	TAXES	39
5.C.10	PROPERTY AND ASSETS	39
5.C.11	INTELLECTUAL PROPERTY	40
5.C.12	INSURANCE	40
5.C.13	CONTRACTS AND OBLIGATIONS	40
5.C.14	COMPLIANCE	40
5.C.15	EMPLOYEE BENEFITS	40
5.C.16	LITIGATION	40
5.C.17	RELATED PARTY TRANSACTIONS	41
5.C.18	BANKS	41
5.C.19	STATE TAKEOVER STATUTES	41
5.C.20	FINANCIAL ADVISORS	41
5.C.21	XM AGREEMENT	41
ARTICLE VI	WARRANTIES OF PARENT, HOLDCO AND MERGER SUB	41
6.1	ORGANIZATION AND GOOD STANDING	41
6.2	AUTHORIZATION OF AGREEMENT	42
6.3	CONFLICTS; CONSENTS OF THIRD PARTIES	42
6.4	COMPLIANCE WITH LAWS	43

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6.5	LITIGATION	43
6.6	FINANCIAL ADVISORS	43
6.7	FINANCING	43
6.8	FCC QUALIFICATION	43
ARTICLE VII	COVENANTS	44
7.1	ACCESS TO INFORMATION	44
7.2	CONDUCT OF THE BUSINESS PENDING THE CLOSING	44
7.3	NOTICE	48
7.4	BEST EFFORTS; REGULATORY APPROVALS	48
7.5	FILING AND PROSECUTION OF FCC APPLICATION	48
7.6	HSR CLEARANCE	49
7.7	INDEMNIFICATION	50
7.8	NO SOLICITATION BY THE COMPANY; ETC.	50
7.9	CONFIDENTIALITY	51
7.10	PUBLICITY	51
7.11	TRANSACTION EXPENSES	52
7.12	CONVERSION OF PREFERRED STOCK	52
7.13	UNJUST ENRICHMENT	52
7.14	LICENSE BUILD OUT	52
ARTICLE VIII	CONDITIONS TO CLOSING	54
8.1	CONDITIONS PRECEDENT TO EACH PARTY’S OBLIGATIONS	54
8.2	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, HOLDCO AND MERGER SUB	54
8.3	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY, COLUMBIA SELLER AND TKH SELLERS	55
ARTICLE IX	INDEMNIFICATION	56
9.1	SURVIVAL OF WARRANTIES	56
9.2	INDEMNIFICATION	56
9.3	ESCROW ARRANGEMENTS	57
9.4	TAX LOSSES	62
9.5	TAX TREATMENT OF INDEMNITY PAYMENTS	62
ARTICLE X	MISCELLANEOUS	62
10.1	STOCKHOLDER REPRESENTATIVE	62

-iv-

10.2	SPECIFIC PERFORMANCE	65
10.3	SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS	65
10.4	GOVERNING LAW	65
10.5	ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES	66
10.6	AMENDMENT AND WAIVERS	66
10.7	FEES, EXPENSES AND OTHER PAYMENTS	66
10.8	NOTICES	66
10.9	CONSTRUCTION; NO IMPLIED WARRANTIES	67
10.10	RETENTION OF COUNSEL	68
10.11	NO RECOURSE	68
10.12	SEVERABILITY	69
10.13	ASSIGNMENT	69
10.14	COUNTERPARTS	69

-v-

Exhibits

Exhibit A - Form of Escrow Agreement

Exhibit B - Form of FCC Opinion

Exhibit C - Form of Letter of Transmittal

Exhibit D - Form of Release Agreement

-vi-

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT, dated as of May 9, 2006 (this “Agreement”), by and among (i) NextWave Wireless LLC, a Delaware limited liability company (“Parent”), (ii) NW Spectrum Co. a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Holdco”), (iii) WCS Wireless, Inc., a Delaware corporation (the “Company”), (iv) Columbia WCS III, Inc., a Delaware corporation that is a stockholder of the Company (“Columbia Blocker”), (v) TKH Corp., a Delaware corporation that is a stockholder of the Company (“TKH Blocker”), (vi) Columbia Capital Equity Partners III (Cayman), L.P., the sole stockholder of Columbia Blocker (the “Columbia Seller”), (vii) each of the stockholders of TKH Blocker Corp., namely, Aspen Partners Series A, Series of Aspen Capital Partners, L.P., Oak Foundation USA, Inc., Enteraspen Limited, and The Reed Institute dba Reed College (the “TKH Sellers”) and (viii) Columbia Capital, LLC, solely in the capacity as the Stockholder Representative (as defined herein) and for no other purpose.

RECITALS

A. WHEREAS, the Company, through its indirect wholly-owned Subsidiary, WCS Wireless License Subsidiary, LLC (“License Sub”), holds certain licenses issued by the Federal Communications Commission (the “FCC”) for Wireless Communications Service (“WCS”) spectrum.

B. WHEREAS, the parties hereto other than Parent and Holdco (collectively, the “Selling Parties”) are parties to one or more Contracts with XM Satellite Radio Holdings, Inc. and certain of its affiliates (collectively “XM”) contemplating XM’s acquisition of the Company (such Contracts as in effect on the date of this Agreement being referred to collectively as the “XM Agreement”). The parties are entering into this Agreement so as to provide for the sale of all of the issued and outstanding capital stock of the Company, directly and indirectly, to Parent in the event the XM Agreement is validly terminated.

C. WHEREAS, the respective Boards of Directors of Parent and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the merger of a newly formed wholly-owned subsidiary of Holdco, to be incorporated in Delaware (“Merger Sub”), with and into the Company (the “Merger”), with the Company being the surviving entity in the Merger, upon the terms and subject to the conditions set forth in this Agreement.

D. WHEREAS, the Columbia Seller and the TKH Sellers wish to sell all of the issued and outstanding capital stock of Columbia Blocker and TKH Blocker, respectively, to Holdco.

E. WHEREAS, concurrently with the execution of this Agreement, and as a condition to and as an inducement to Parent’s willingness to enter into this Agreement, stockholders of the Company holding all of the issued and outstanding capital stock of the Company are delivering irrevocable written consents to the Company authorizing and approving this Agreement and the transactions contemplated hereby.

F. WHEREAS, Parent, the Company, Columbia Blocker, TKH Blocker, the Columbia Seller and the TKH Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Acquisitions (as defined herein) and also to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS.

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law.

“Aggregate Consideration” means $160,500,000; provided, that if the Company shall not have filed the Transfer Application on or before July 3, 2006, the Aggregate Consideration shall be reduced by an amount equal to $100,000 for each day past July 3, 2006 that the Company shall not have tendered to the FCC for filing its portion of the Transfer Application in accordance with Section 7.5 hereof. If the Company tenders to the FCC for filing its portion of the Transfer Application in accordance with Section 7.5 hereof on or before July 3, 2006, then the “Aggregate Consideration” for all purposes hereof shall be $160,500,000.

“Aggregate Consideration Spreadsheet” means a spreadsheet, to be prepared by the Company, Columbia Blocker, TKH Blocker and the Stockholder Representative, calculating and allocating the Aggregate Consideration in such detail and in a form sufficient to enable Parent and Holdco to determine the distribution of the Aggregate Consideration in accordance with the terms of this Agreement.

“Aggregate Equity Consideration” means an amount equal to (a) the Aggregate Consideration minus (b) the TKH Notes Pay-off Amount minus (c) the Columbia Notes Pay-off Amount, minus (d) the Subordinated Notes Pay-off Amount, minus (e) the aggregate amount of Unjust Enrichment Payments, if any, that have not been paid by the Company or any Company Subsidiary as of immediately prior to the Effective Time, minus (f) the Escrow Deposit Amount, minus, (g) the Stockholder Representative Reserve, minus (h) the Transaction Expense Amount, minus (i) the Olexa Bonus Amount, minus (j) the Section 7.2(b)(vi) Indebtedness Pay-Off Amount.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such a result is achieved as expeditiously as possible; provided, that such efforts do not require the payment of money to third parties for consents or other concessions, the incurrence of obligations outside of the ordinary course for a transaction of this type or any agreement to restrict the use of the WCS Spectrum Licenses, aside from ordinary course restrictions of the type described in Section 8.1(b).

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Columbia Blocker Purchase Price” means an amount equal to (a) the product of (i) the Columbia Pro Rata Portion multiplied by (ii) the Aggregate Equity Merger Consideration, plus (b) the Columbia Note Pay-off Amount.

“Columbia Notes” means (i) WCS Wireless’ Amended and Restated 4.5% Subordinated Note due April 15, 2008, dated as of April 15, 2005, in the principal amount of $1,685,191.45 held by Columbia Blocker, and (ii) WCS Wireless’ Amended and Restated 4.5% Subordinated Note Due April 15, 2008 dated as of May 31, 2005 in the principal amount of $17,936.06 held by Columbia Blocker.

“Columbia Notes Pay-off Amount” means the aggregate outstanding obligations of WCS Wireless as of the Closing Date under the Columbia Notes.

“Columbia Pro Rata Portion” means Columbia Blocker’s Pro Rata Portion.

“Communications Act” means the Communications Act of 1934, as amended.

“Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or the Company Subsidiaries, or owned or held for use by the Company or the Company Subsidiaries.

“Company Stockholders” means each holder of Company Stock immediately prior to the Effective Time other than Columbia Blocker and TKH Blocker.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other legally binding arrangement or agreement, whether written or oral.

“Escrow Agent” means Mellon Trust of New England, N.A.

“Escrow Agreement” means that certain Escrow Agreement to be entered into on the Closing Date by and among Parent, the Stockholder Representative and the Escrow Agent (as therein defined), substantially in the form of Exhibit A hereto (with such changes acceptable to Parent and the Stockholder Representative as may be required by the Escrow Agent).

“Escrow Amount” means the Escrow Deposit, plus any interest that accrues on such amount while it is held in the Escrow Fund.

“Escrow Deposit” means $8,000,000.

“FCC Consent” means the consent of the FCC to the transfer of control of the WCS Spectrum Licenses pursuant to this Agreement.

“FCC Opinion” means the opinion of counsel substantially in the form attached as Exhibit B hereto.

“FCC Rules” means Title 47 of the Code of Federal Regulations, as amended at any time and from time to time, and FCC decisions, policies, reports and orders issued pursuant to the adoption of such regulations.

“Final Order” means an action or decision of the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorizations” means all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Governmental Bodies held by the Company or one of its Subsidiaries and shall include the WCS Spectrum Licenses.

“Governmental Body” means any governmental or quasi-Governmental Body, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) and prepayment penalties (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable or for which any property or asset of such Person is secured by a Lien, under any legally binding obligation, including as obligor, guarantor, surety or otherwise.

“Intellectual Property” means any rights available with respect to the Technology under patent, copyright, trade secret or trademark law or any other statutory provision or common law doctrine, and also domain names.

“Intellectual Property Rights“ means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any Person, the actual knowledge of the senior management or comparable representatives of such Person and such knowledge as would reasonably be expected to be known by such Persons in the ordinary and usual course of the performance of their professional responsibilities (who, with respect to the Company, Columbia Blocker and TKH Blocker are listed on Schedule 1.1(a)).

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, order, decree, regulation, technical or other standard, or other requirement or procedure issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including the FCC Rules.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Lien” means any lien, mortgage, encumbrance, security interest, claim, lease, charge, or pledge that is not a Permitted Exception.

“Losses” means any and all damages, losses, liabilities, Taxes and Tax Losses obligations, costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Body), including the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ and other advisors’ fees, costs and expenses in connection therewith, but excluding any special or consequential damages; provided, however, that Losses shall include special and consequential damages to the extent any such special or consequential damages are actually paid to a third party.

“Material Adverse Effect” means as to any party hereto any condition, change, situation or set of circumstances that has had or would reasonably be expected to have a material adverse effect on (i) such party and its Subsidiaries, taken as a whole, or the business, assets, properties, liabilities, financial condition, operations, or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such party to consummate, as applicable, the Acquisitions and the other transactions contemplated by this Agreement or perform its material obligations under this Agreement or the Company Documents, Columbia Documents or TKH Documents, as applicable, provided, however, that a Material Adverse Effect shall not include any condition, change, situation or set of circumstances or effect relating to (i) general business or economic conditions, including such conditions related to the business of such party, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP or (v) changes in Law or Orders, (vi) any adverse change in or effect on the business of the Company and the Company Subsidiaries that is cured before the earlier of (A) the Closing Date and (B) the date on which the Agreement is terminated pursuant to Article IV.

“MEA” means a Major Economic Area as defined in 47 C.F.R. § 27.6.

“Notes” means, collectively, (i) the TKH Note and (ii) the 4.5% Subordinated Notes of WCS Wireless, due April 15, 2008 dated as of April 15, 2005 (or May 13, 2005), in the aggregate principal amount of $17,000,000.17.

“Olexa” means George R. Olexa.

“Olexa Bonus Amount” means that portion of the bonus payable by the Company to Olexa upon the Closing in accordance with a written agreement entered into by the Company with Olexa on or after the date hereof, which agreement shall provide for an unconditional release of Columbia Blocker, TKH Blocker, the Company and its Subsidiaries by Olexa.

“Order” means any order, injunction, judgment, decision, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means as to any Person, the ordinary and usual course of day-to-day operations of the business of such Person through the date hereof consistent with past practice and, in the case of the Selling Parties, actions taken in satisfaction of their obligations hereunder and under the XM Agreement.

“Organizational Documents” means as to any Person, the certificate of or articles of incorporation, certificate of limited partnership, certificate of formation, articles of organization, operating agreements, limited partnership agreements and limited liability company agreements or bylaws of such Person, as applicable.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body, other than the WCS Spectrum Licenses.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the assets of the Company so encumbered; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated by the Company; (v) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (vii) any right, title or interest of a licensor under a license disclosed in the Schedules to this Agreement or entered into in the Ordinary Course of Business that are immaterial in the absence of any default by the licensee; (viii) leases or subleases disclosed in the Schedules to this Agreement or entered into in the Ordinary Course of Business following the date of this Agreement that are immaterial; (ix) licenses or sublicenses granted to others pursuant to any Contract; (x) immaterial, non-exclusive licenses or sublicenses that are not required to be included on the Company’s disclosure schedules; (xi) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (xii) liens in favor of other financial institutions arising in connection with the Company’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means any taxable year or period (or portion thereof) that ends on or before the Closing Date.

“Pro Rata Portion” means, for any holder of Company Stock, the ratio of (i) the number of shares of Common Stock held by such holder immediately prior to the Effective Time (after giving effect to or assuming the conversion of all shares of Preferred Stock held by such holder into Common Stock immediately prior to the Effective Time), over (ii) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to or assuming the conversion of all shares of Preferred Stock into Common Stock immediately prior to the Effective Time and the cancellation of any shares of Company Stock that are owned by the Company (as treasury stock or otherwise) in accordance with Section 3.1(b)).

“REAG” means Regional Economic Area Grouping as defined in 47 C.F.R. § 27.6.

“Section 7.2(b)(vi) Indebtedness Pay-Off Amount” means the aggregate outstanding obligations of the Company and the Company Subsidiaries as of the Closing Date under any Indebtedness incurred after the date hereof as permitted by Section 7.2(b)(vi).

“Sellers” means, collectively, the Company Stockholders, the Columbia Seller and the TKH Sellers.

“Service Areas” means the MEAs and REAGs for which the Company is authorized for wireless operations pursuant to the WCS Spectrum Licenses.

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

“Stockholder Representative Reserve” means $500,000, intended to defray the costs and expenses incurred by the Stockholder Representative in connection with its obligations under this Agreement.

“Straddle Period” means any taxable year or period that includes, but does not end on, the Closing Date.

“Subordinated Notes Pay-off Amount” means the aggregate outstanding obligations of WCS Wireless as of the Closing Date under the 4.5% Subordinated Notes of WCS Wireless, due April 15, 2008 dated as of April 15, 2005 (or May 13, 2005), other than the Columbia Notes.

“Subsidiary” means, with respect to any Person, any other Person of which such Person directly or indirectly owns voting securities, other voting rights or voting partnership or limited liability company interests that are sufficient to elect at least a majority of such Person’s board of directors or other governing body (or, if there are no such voting interests, the Company directly or indirectly owns 50% of the equity interests of such Person).

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Affiliates, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the transactions contemplated by this Agreement.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of its Subsidiaries, or any of their Affiliates.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other taxes of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, Software, programs, subroutines, tools, inventions, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated or embodied in or displayed by any of the foregoing or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“TKH Blocker Purchase Price” means an amount equal to (a) the product of (i) the TKH Pro Rata Portion multiplied by (ii) the Aggregate Equity Consideration, plus (b) the TKH Note Pay-off Amount.

“TKH Note” means WCS Wireless’ 3% Promissory Note, dated March 18, 2004, in the principal amount of $5,000,000 held by TKH Blocker.

“TKH Note Pay-off Amount” means the aggregate outstanding obligations of WCS Wireless as of the Closing Date under the TKH Note.

“TKH Pro Rata Portion” means TKH Blocker’s Pro Rata Portion.

“Transaction Expenses” means all the transaction costs of Columbia Blocker, TKH Blocker, the Company and its Subsidiaries and the Sellers (excluding the Stockholder Representative Reserve), including fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, incurred by Columbia Blocker, TKH Blocker, the Company or its Subsidiaries or the Sellers in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

“Transaction Expense Amount” means the amount of Transaction Expenses as of the Closing Date.

“Transfer Taxes” means all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unimpaired” means that the Company: (1) is as of the date hereof and has been in material compliance with all Laws and FCC Rules relating to the WCS Spectrum Licenses; (2) except as contemplated by the XM Agreement, has not leased or hypothecated in any way any interest or future interest of any kind in the WCS Spectrum Licenses to any third party; (3) has not granted any interference consents or entered into any interference agreements with respect to any of the WCS Spectrum Licenses, or allowed any such interference; and (4) has not partitioned or disaggregated any part of the Service Areas or the frequencies associated with any of the WCS Spectrum Licenses and has not agreed to any channel/frequency swapping arrangements. The term “Unimpaired” also means that the Company, the Company Subsidiaries, Columbia Blocker and TKH Blocker and/or the WCS Spectrum Licenses are not subject to any pending claims, investigations, proceedings or litigation before the FCC except as may be initiated by Parent or any of its Affiliates and except as may apply to or affect WCS spectrum licenses or the holders thereof generally.

“Unjust Enrichment Payment” means any unjust enrichment payment determined in accordance with 47 C.F.R. Section 1.2111 that as of the Closing Date is due from the Company or any Company Subsidiary to the FCC with respect to the WCS Spectrum Licenses, as set forth in a UE Payment Letter.

“WCS Spectrum Licenses” means the licenses granted the Company and its Subsidiaries by the FCC for the use of WCS spectrum, as listed on Schedule 1.1(b).

(b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Acquisitions	2.1(d)
Agreement	Preamble
Application Commencement Date	7.4
Balance Sheet	5.A.7
Balance Sheet Date	5.A.7
Certificate of Merger	2.3
Claim Objection	9.3
Closing	2.2
Closing Date	2.2
Columbia Blocker	Preamble
Columbia Blocker Stock	2.1(b)
Columbia Documents	5.B.2
Columbia Losses	9.3(h)
Columbia Seller	Preamble
Columbia Stock Purchase	2.1(b)
Common Stock	3.1
Company	Preamble
Company Documents	5.A.2(a)
Company Interim Balance Sheet	5.A.7
Company Plans	5.A.19
Company Stock	3.1
Company Stockholder Approval	5.2(c)
Company Subsidiary(ies)	5.A.5
Confidentiality Agreement	7.9
Deductible	9.2(d)
DGCL	2.1(a)
DOJ	7.5
Effective Time	2.3
Escrow Agent	3.1(g)
Escrow Fund	3.1(g)
Escrow Payment	3.1(c)(ii)
Escrow Period	9.3(b)
Expiration Date	9.1(a)
FCC	Recitals

Term	Section
Financial Statements	5.A.7
FTC	7.5
Holdco	Preamble
Indemnity Claim Certificate	9.3
License Sub	Recitals
Material Improvement	4.3(a)
Merger	Recitals
Merger Consideration	3.1(c)
Merger Sub	Recitals
Merger Sub Common Stock	3.1
Merger Sub Documents	6.9
Parent	Preamble
Parent Documents	6.2
Parent Indemnified Parties	9.2
Parent Indemnifiable Losses	9.2(d)
Payment Fund	3.2(a)
Preferred Stock	3.1
Representatives	7.8(a)
Residual Payments	9.3(h)
Selling Parties	Recitals
Stock Certificate	3.1(d)(ii)
Stockholder Consents	5.A.2(d)
Stockholder Representative	10.1(a)
Stockholder Representative Documents	10.1(h)
Surviving Corporation	2.1(a)
Tax Losses	9.4(a)
Termination Fee	4.3(a)
Third-Party Interests	5.A.5
TKH Blocker	Preamble
TKH Blocker Stock	2.1(c)
TKH Documents	5.C.2
TKH Losses	9.3(h)
TKH Sellers	Preamble
TKH Stock Purchase	2.1(c)
Transfer Application	7.5
UE Payment Letter	7.13
Unresolved Claim	9.3(b)
WCS	Recitals
WCS Wireless	5.A.5
XM	Recitals
XM Agreement	Recitals

(c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ or dollars shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein are used therein with the definition set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE ACQUISITIONS

2.1 The Merger and Stock Purchases.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

(b) At the Effective Time and in accordance with the provisions of this Agreement, the Columbia Seller shall sell to Holdco, and Holdco shall purchase from the Columbia Seller, all of the issued and outstanding capital stock of Columbia Blocker (“Columbia Blocker Stock”) free and clear of all Liens such that, after giving effect thereto, Holdco will hold all of the issued and outstanding capital stock of Columbia Blocker (the “Columbia Stock Purchase”).

(c) At the Effective Time and in accordance with the provisions of this Agreement, the TKH Sellers shall sell to Holdco, and Holdco shall purchase from the TKH Sellers, all of the issued and outstanding capital stock of TKH Blocker (“TKH Blocker Stock”) free and clear of all Liens such that, after giving effect thereto, Holdco will hold all of the issued and outstanding capital stock of TKH Blocker (the “TKH Stock Purchase”).

(d) Immediately after giving effect to the Merger, the Columbia Stock Purchase and the TKH Stock Purchase (collectively, the “Acquisitions”), Parent shall hold, free and clear of all Liens (other than those as may be imposed thereon by Parent or its Affiliates), directly and indirectly through Columbia Blocker and TKH Blocker, all of the issued and outstanding capital stock of the Company.

2.2 Closing. Subject to the satisfaction of the conditions set forth in Article VIII (or the waiver thereof by the party entitled to waive that condition), the closing of the Acquisitions (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver of each conditions to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto; provided, that in any event the Closing shall not occur prior to the earlier of (i) ninety (90) days after the Company tenders to the FCC for filing its portion of the Transfer Application, unless the Company tenders to the FCC for filing its portion of the Transfer Application prior to June 1, 2006, in which case this clause (i) shall not apply, and (ii) ten (10) Business Days after the date on which the conditions set forth in Section 8.1(a) and Section 8.1(b) hereto shall have been satisfied. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

2.5 Certificate of Incorporation and By-laws.

(a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

CONSIDERATION FOR MERGER AND ACQUISITIONS

3.1 Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of (i) (A) any shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (B) any shares of the Company’s Class A Preferred Stock, par value $0.001 per share (the “Preferred Stock,” and together with the Common Stock, “Company Stock”), or (ii) any shares of Merger Sub’s common stock, par value $0.01 per share (“Merger Sub Common Stock”), the following shall occur:

(a) Common Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Stock. Each holder of shares of Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time (other than such shares of Common Stock or Preferred Stock held by the Company, any Subsidiary of the Company, Columbia Blocker or TKH Blocker) shall be entitled to receive, and Parent shall (or shall cause Holdco to) pay to each such holder, the sum of the following:

(i)    an amount in cash, without interest, for each such share equal to the quotient obtained by dividing:

(x)    the Aggregate Equity Consideration, by

(y)
the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to or assuming the conversion of all shares of Preferred Stock into Common Stock immediately prior to the Effective Time and the cancellation of any shares of Company Stock that are owned by the Company (as treasury stock or otherwise) in accordance with Section 3.1(b)); plus

(ii) at the time set forth in, and subject to, Section 9.3 (and with respect to the disbursement of any amounts remaining in the Stockholder Representative Reserve, Section 3.7), such holder’s Pro Rata Portion of the Escrow Payment, if any. The aggregate “Escrow Payment” is an amount equal to (I) the Escrow Amount, less (II) the aggregate amounts paid or payable in respect of Parent Indemnifiable Losses or any other expenses or amounts deducted from the Escrow Fund, in each case in accordance with Article IX or the Escrow Agreement, plus (III) any amounts remaining in the Stockholder Representative Reserve.

Collectively, the amounts payable pursuant to this Section 3.1(c) in respect of such shares of Company Stock are referred to as the “Merger Consideration”.

At the Effective Time, all shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than the Company Stock held by Columbia Blocker and TKH Blocker) shall no longer be outstanding and such shares of Company Stock shall be cancelled and retired and shall cease to exist, and each certificate (a “Stock Certificate”) formerly representing any such shares of Company Stock (other than such shares held by the Company, any Subsidiary of the Company, Columbia Blocker and TKH Blocker) shall thereafter represent only the right to receive the applicable portion of the Aggregate Equity Consideration. No portion of the Aggregate Consideration shall be payable to either Columbia Blocker or TKH Blocker on account of the Merger, and each share of Company Stock held by Columbia Blocker and TKH Blocker as of the Effective Time shall be converted into and become one share of common stock, $0.01 par value per share, of the Surviving Corporation.

3.2 Columbia Blocker Consideration. Parent shall cause Holdco to pay to the Columbia Seller, in consideration of the Columbia Blocker Stock in accordance with Section 2.1(b), the sum of the following:

(i) an amount in cash, without interest, equal to the Columbia Blocker Purchase Price; plus

(ii) at the time set forth in, and subject to, Section 9.3 (and with respect to the disbursements of any amounts remaining in the Stockholder Reserve, Section 3.7), an amount equal to the product of the Escrow Payment multiplied by the Columbia Pro Rata Portion.

3.3 TKH Blocker Consideration. Parent shall cause Holdco to pay to the TKH Sellers, in consideration of each share of TKH Blocker Stock in accordance with Section 2.1(c), the sum of the following:

(i) an amount in cash, without interest, for each such share equal to the quotient obtained by dividing:

(x) the TKH Blocker Purchase Price, by

(y) the number of shares of TKH Blocker Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of TKH Blocker Stock that are owned by TKH Blocker (as treasury stock or otherwise)); plus

(ii) at the time set forth in, and subject to, Section 9.3 (and with respect to the disbursement of any amounts remaining in the Stockholder Reserve, Section 3.7), an amount equal to the product of the Escrow Payment multiplied by the TKH Pro Rata Portion.

3.4 Escrow Fund. At the Closing, Parent shall (or shall cause Holdco to) cause to be deposited with the Escrow Agent, the Escrow Deposit, which is to be held in an interest-bearing account in accordance with the terms of the Escrow Agreement and Article IX (the “Escrow Fund”).

3.5 Payment of Acquisition Consideration. At the Effective Time, Parent shall (or shall cause Holdco to) make the following disbursements, in each case in accordance with the Aggregate Consideration Spreadsheet:

(a) Parent shall (or shall cause Holdco to) pay the Subordinated Notes Pay-off Amount and, if applicable, the Section 7.2(b)(vi) Indebtedness Pay-Off Amount, by wire transfer of immediately available funds to the account(s) designated by the recipients thereof upon receipt of an executed release or pay-off letter, as applicable, by each such recipient;

(b) Parent shall (or shall cause Holdco to) disburse to the Escrow Agent, the Escrow Deposit;

(c) Parent shall (or shall cause Holdco to) disburse the Stockholder Representative Reserve in accordance with Section 3.7;

(d) Parent shall (or shall cause Holdco to) disburse to the Persons indicated on the Aggregate Consideration Spreadsheet amounts equal to the Transaction Expenses;

(e) Parent shall (or shall cause Holdco to) disburse to the Columbia Seller the Columbia Blocker Purchase Price;

(f) Parent shall (or shall cause Holdco to) disburse to the TKH Sellers the TKH Blocker Purchase Price;

(g) Parent shall (or shall cause Holdco to) disburse to Olexa the Olexa Bonus Amount;

(h) Parent shall (or shall cause Holdco or the Surviving Corporation to) pay to the FCC the amount of any Unjust Enrichment Payment that has not been paid by the Company or either Company Subsidiary as of immediately prior to the Effective Time; and

(i) Parent shall (or shall cause Holdco to) disburse to each Company Stockholder such Company Stockholder’s Pro Rata Portion of the Aggregate Equity Consideration upon a Company Stockholder delivering to Parent a letter of transmittal substantially in the form of Exhibit C hereto. Upon surrender of a Stock Certificate for cancellation to Parent, together with such letter of transmittal, duly completed and validly executed, as of the Effective Time, the holder of such Stock Certificate shall be entitled to receive in exchange therefor, and Holdco shall pay to such holder in immediately available funds, the amount of Aggregate Equity Consideration into which the shares formerly represented by such Stock Certificate shall have been converted pursuant to the terms of this Article III, and the Stock Certificate so surrendered shall forthwith be cancelled.

In the event of a transfer of ownership of a share of Company Stock that is not registered in the stock transfer books of the Company, the proper amount of the Aggregate Equity Consideration (as determined in accordance with, and subject to, the terms this Section 3.5(h)) may be paid in exchange therefor to a Person other than the Person in whose name the Stock Certificate so surrendered is registered if such Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and accompanied by all the documents required by this Section 3.5(h), and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Stock Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Stock Certificate.

All cash paid upon the surrender for exchange of Stock Certificates in accordance with, and subject to, the terms of this Section 3.5(h) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock previously represented by such Stock Certificates, and at the Effective Time the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time,

Stock Certificates are presented to the Surviving Entity, Parent or Holdco for any reason, they shall be cancelled and exchanged as provided in this Section 3.5(h).

(j) No Liability. None of the Surviving Corporation, Holdco, Parent or the Company shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(k) Lost Certificates. If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (without requirement to post a bond or other security therefor) of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, Parent shall pay in respect of such lost, stolen or destroyed Stock Certificate the applicable amount of the Aggregate Equity Consideration (as determined in accordance with, and subject to, the terms this Article III).

(l) Withholding Rights. The Surviving Corporation or Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Surviving Corporation or Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state or local Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Surviving Corporation or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the party otherwise entitled to receive such payment in respect of which such deduction and withholding was made by the Surviving Corporation or Parent.

3.6 Aggregate Consideration Spreadsheet. Three (3) Business Days prior to the Closing Date, the Company, Columbia Blocker, TKH Blocker and the Stockholder Representative shall deliver to Parent an updated draft of the Aggregate Consideration Spreadsheet setting forth the estimated amount and allocation of Aggregate Consideration that would be paid or issued to the recipients of the Subordinated Notes Pay-off Amount, the Unjust Enrichment Payment, if any, the Transaction Expenses, the Escrow Deposit Amount, the Stockholders Representative Reserve and the Olexa Bonus Amount, each Company Stockholder, the Columbia Seller and each TKH Seller pursuant to this Article III. At the Closing, the Company and the Stockholder Representative shall deliver to Parent the Aggregate Consideration Spreadsheet setting forth the final calculation of such amounts.

3.7 Stockholder Representative Reserve. At the Closing, Parent shall cause to be deposited, in an account designated by the Stockholder Representative at least three (3) Business Days prior to Closing, the Stockholder Representative Reserve. The Stockholder Representative Reserve (and earnings thereon) may be applied as the Stockholder Representative, in its sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Stockholder Representative incurred in connection with the transactions contemplated by this Agreement or the Escrow Agreement. The balance of the Stockholder Representative Reserve held pursuant to this Section 3.7, if any, and any income earned thereon, shall be distributed to the Sellers, subject to Section 9.3, in accordance with their interests in the Residual Payments pursuant to Section 9.3(h). Notwithstanding the foregoing, the Stockholder Representative

Reserve shall only be so distributed when the Stockholder Representative determines, in its sole discretion, that such distribution is appropriate. None of Parent, Holdco, the Surviving Corporation, Columbia Blocker or TKH Blocker shall have any liability or responsibility to the Sellers with respect to the Stockholder Representative Reserve or the actions and responsibilities of the Stockholder Representative contemplated by this Section 3.7.

ARTICLE IV

TERMINATION, AMENDMENT AND WAIVER

4.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time as follows:

(a) At the election of either Parent or the Company, after April 15, 2007, if the Closing shall not have occurred by the close of business on such date; provided, however, that the right to terminate this Agreement under this Section 4.1(a) shall not be available to any party who is in material default of any of its obligations hereunder;

(b) by mutual written consent of Parent and the Company;

(c) by either Parent or the Company, if (i) there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Acquisitions illegal;

(d) by Parent, so long as Parent is not in material breach of its representations, warranties, covenants or agreements under this Agreement, if there shall have been a material breach of any representation, warranty, covenant or agreement of the Company, the Columbia Seller and Columbia Blocker or the TKH Sellers and TKH Blocker, as applicable, as set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 8.2(a) or 8.2(b) which is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by the Company and the Stockholder Representative of notice of such breach from Parent;

(e) by the Company, so long as the Company, the Columbia Seller and Columbia Blocker and the TKH Sellers and TKH Blocker, as applicable, are not in material breach of its representations, warranties, covenants or agreements under this Agreement, if there shall have been a material breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 8.3(a) or 8.3(b) which is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by Parent of notice of such breach from the Company;

(f) by Parent after July 1, 2006 if on or before July 1, 2006 the Company fails to notify Parent that the Company intends to terminate its obligations to consummate the transactions contemplated by the XM Agreement;

(g) by Parent, so long as neither Parent nor Holdco is in material breach of its representations, warranties, covenants or agreements under this Agreement, after July 7, 2006 if on or before July 7, 2006 the Company has not tendered to the FCC for filing its portion of the Transfer Application (notwithstanding the time periods set forth in Section 7.5 hereof); provided that Parent’s right to terminate this Agreement in accordance with this Section 4.1(g) shall terminate, so long as Parent has not previously sent a notice of termination in accordance with this Section 4.1(g), immediately upon the Company’s tendering to the FCC for filing its portion of the Transfer Application.

(h) by the Company, immediately prior to the consummation of the transactions contemplated by the XM Agreement (if the same shall occur).

4.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 4.1, written notice thereof (in the case where the Agreement is terminated at the election of the Company or Parent in accordance with Section 4.1) shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 4.2, 4.3, 7.9, 7.10, and Article X, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any of the parties hereto or their respective directors, officers, partners and Affiliates, except (i) the Company may have liability as provided in Section 4.3, and (ii) nothing shall relieve any party from liability for fraud or any breach of this Agreement.

4.3 Termination Fee.

(a) In the event this Agreement is terminated (i) by Parent pursuant to Section 4.1(d) or (ii), subject to the following sentence of this Section 4.3(a), by the Company pursuant Section 4.1(h), then the Company shall pay to Parent, as liquidated damages and Parent’s and Holdco’s sole remedy in respect thereof (subject, however, to the provisions of Section 7.14(b)), a termination fee of $10 million in cash (the “Termination Fee”). Notwithstanding anything to the contrary set forth herein, the Company shall have no obligation to pay a Termination Fee or any other amount to Parent upon the Company’s termination of this Agreement in accordance with Section 4.1(h) if on or before July 1, 2006 the Company shall notify Parent that it intends to consummate the transactions contemplated by the XM Agreement and the Company and XM have not following the date hereof agreed to any Material Improvement to the Company’s or XM’s rights under the XM Agreement. For purposes hereof, the following shall constitute a “Material Improvement” (A) any increase in the consideration payable by XM in excess of 5,500,000 shares of XM’s Class A Common Stock, $0.01 par value per share; (B) any extension of time periods during which the Company may not unilaterally terminate the XM Agreement or (C) any other amendment benefiting the Company that XM discloses under Item 1.01 of any Form 8-K (or any amendment thereto) filed by XM in connection with the XM Agreement.

(b) Any payment required to be made pursuant to Section 4.3(a) shall be made to Parent promptly following the termination of this Agreement and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment. Any such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) In the event that the Company shall fail to pay the Termination Fee when due, such amount shall accrue interest for the period commencing on the date such amount became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus 1%. In addition, if the Company shall fail to pay such amount when due, the Company shall also pay to Parent all of Parent’s reasonable costs and expenses (including attorneys’ fees) in connection with efforts to collect such amount. The Company acknowledges that the Termination Fee and the other provisions of this Section 4.3 are an integral part of the transactions contemplated hereby and that, without these agreements, Parent would not enter into this Agreement.

4.4 Primacy of the XM Agreement. The parties acknowledge and agree that none of the Selling Parties shall have any obligation hereunder, and, subject to the provisions of Section 4.2, this Agreement shall terminate and be of no further force or effect upon the Selling Parties becoming obligated to consummate the transactions contemplated by the XM Agreement. Without limitation of the foregoing it is further acknowledged and agreed that (i) none of Parent or Holdco intends to cause or induce any Seller to breach the XM Agreement, (ii) no Selling Party shall be obligated or required to abandon, terminate or breach the XM Agreement or fail to consummate any of the transactions contemplated by the XM Agreement and (iii) the obligation of the parties to consummate the Acquisitions as contemplated hereby are subject to the prior valid termination of the XM Agreement.

ARTICLE V

WARRANTIES

A. WARRANTIES OF THE COMPANY

The Company hereby warrants to each of Parent and Holdco on the date hereof that:

5.A.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.A.2 Authorization of Agreement.

(a) The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Company Documents”), and, in the event of the termination of the XM Agreement, to consummate the transactions contemplated hereby and pursuant to the Company Documents. The execution and delivery of this Agreement and each of the Company Documents by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and, except for such corporate action as may be necessary to terminate the XM Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

(b) This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, as applicable, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) The Board of Directors of the Company, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to the stockholders of the Company and (iii) recommending that the stockholders of the Company adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way as of the date of this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class (the “Company Stockholder Approval”) is the only approval of holders of any class or series of Company capital stock necessary or required (under applicable Law, the Company’s certificate of incorporation and bylaws, or otherwise) to approve this Agreement and the transactions contemplated hereby, including the Merger.

(d) Schedule 5.A.2(d) sets forth a true, correct and complete list of the holders of Company Stock as of the date hereof. The Company shall on the date hereof, immediately following the execution and delivery of this Agreement, seek the irrevocable written consents, which shall be valid and effective under Section 228 of the DGCL, of holders of 100% of the issued and outstanding Company Stock (the “Stockholder Consents”) to the Merger and shall deliver true, correct and complete copies of such Stockholder Consents to Parent on the date hereof. From and after the time of such delivery to Parent, the Stockholder Consents are in full force and effect and are valid and effective under Section 228 of the DGCL.

5.A.3 Conflicts; Consents of Third Parties.

(a) Assuming the receipt of the FCC Consent, the expiration of the waiting period under the HSR Act and the consents set forth in Section 5.A.3(b), none of the execution and delivery by the Company of this Agreement or the Company Documents, or, in the event of the termination of the XM Agreement, the consummation of the Acquisitions and the transactions contemplated hereby or pursuant to the Company Documents, or compliance by the Company with any of the provisions hereof or thereof will conflict with, give rise to loss of a material benefit under, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the creation of any Liens upon, the WCS Spectrum Licenses or any other properties or assets of Company or either Company Subsidiary under any provision of (i) the Organizational Documents of the Company or either Company Subsidiary; (ii) the XM Agreement; (iii) any Company Intellectual Property, Contract, WCS Spectrum License or any Permit to which the Company or either Company Subsidiary is a party or by which any of the properties or assets of the Company or either Company Subsidiary are bound; (iv) any Governmental Authorization or Order of any Governmental Body applicable to the Company or either Company Subsidiary or any of the properties or assets of the Company or either Company Subsidiary; or (v) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any Subsidiary in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof, or, in the event of the termination of the XM Agreement, the consummation by the Company of the Merger or the other transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any WCS Spectrum License, Permit or Contract of the Company or any Subsidiary, except for the FCC Consent, compliance with the filing requirements under the HSR Act and the expiration of the waiting periods thereunder, and those consents and filings set forth on Schedule 5.A.3(b).

5.A.4 Capitalization.

(a) The authorized capital stock of the Company consists of:

(i) 175,000 shares of Common Stock, of which 55,360.38 shares are issued and outstanding, and

(ii) 110,000 shares of Preferred Stock, all of which are issued and outstanding.

(b) There is no existing option, warrant, call, right or Contract of any character to which the Company is a party requiring, and, except for the Preferred Stock that may be converted into Common Stock, there are no securities of the Company outstanding that upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Except as set forth on Schedule 5.A.4(b), the Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company.

5.A.5 Subsidiaries. The Company has only two Subsidiaries as follows: (i) WCS Wireless, LLC, a Delaware limited liability company (“WCS Wireless”), and (ii) License Sub, a Delaware limited liability company (together with WCS Wireless, the “Company Subsidiaries”, and each a “Company Subsidiary”). Each Company Subsidiary is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware and is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except for such jurisdictions in which the failure to be qualified and in good standing would not have a Material Adverse Effect. Each Company Subsidiary has all requisite limited liability company power and authority to own its properties and carry on its business as presently conducted. All issued and outstanding limited liability company and other equity interests in the Company Subsidiaries are validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.A.5, the Company is the sole member of, and owns all of the issued and outstanding limited liability company and other equity interests in, WCS Wireless free and clear of any Liens; and WCS Wireless is the sole member of, and owns all of the issued and outstanding limited liability company and other equity interests in, License Sub free and clear of any Liens. Except as set forth on Schedule 5.A.5, the Company’s ownership interest in WCS Wireless and WCS Wireless’ ownership interests in License Sub, respectively, are not subject to any option, right of first refusal, proxy, voting trust or agreement, or transfer restriction under any member, limited liability company or similar agreement. There is no existing option, warrant, call, right or Contract to which the Company or either Company Subsidiary is a party requiring, and there are no convertible securities of either Company Subsidiary outstanding that upon conversion would require, the issuance of any membership or other equity interests of either Company Subsidiary or other securities convertible into membership or other equity interests of either Company Subsidiary. Other than the Company Subsidiaries, neither the Company nor either Company Subsidiary owns, directly or indirectly, any shares of capital stock or equity or ownership interests in, any other Person (collectively, “Third-Party Interests”). Neither the Company nor either Company Subsidiary has any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third-Party Interests or to make any investment in any Person.

5.A.6. Corporate Records.

(a) The Company has delivered to Parent true, correct and complete copies of the Organizational Documents of the Company and each of the Company Subsidiaries.

(b) The minute books of the Company and each Company Subsidiary previously made available to Parent contain true, correct and complete records of all meetings and accurately reflect in all material respects all other corporate and limited liability company, as the case may be, action of the stockholders and board of directors (including committees thereof) of the Company and each Company Subsidiary, as applicable (provided that the Company has not made available to Parent a copy of the XM Agreement or other information regarding the XM Agreement that is not otherwise publicly available). The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to Parent are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

5.A.7 Financial Statements. The Company has furnished to Parent a true, correct and complete copy of (i) the unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the year ending December 31, 2005, which includes a statement of cash flows for such fiscal year and a balance sheet and (ii) the unaudited consolidated financial statement of WCS Wireless and its Subsidiary as of and for the fiscal quarter ending March 31, 2006 (the “Company Interim Balance Sheet”), which includes a statement of cash flows and statement of operations for such fiscal quarter and a balance sheet as of the last day thereof (collectively, the financial statements referred to in clauses (i) and (ii) above are the “Financial Statements”). The Financial Statements are in accordance with the books and records of the Company and present fairly in all material respects the financial condition and cash flows of the Company and the Company Subsidiaries, as at the dates and for the periods indicated and have been prepared in all material respects accordance with GAAP consistently applied except as may be indicated in the notes thereto and except that the unaudited Financial Statements are subject to normal customary year end and audit adjustments and are subject to those items that may be disclosed in notes to audited financial statements. The unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005 is referred to herein as the “Balance Sheet” and December 31, 2005 is referred to herein as the “Balance Sheet Date.”

5.A.8 No Undisclosed Liabilities. Except as set forth on Schedule 5.A.8, other than the Notes, neither the Company nor either Company Subsidiary has any Indebtedness. There are no known Liabilities that are not reflected on the Balance Sheet that are, or would reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. Since the Balance Sheet Date, neither the Company nor either of the Company Subsidiaries has failed to pay promptly and discharge current liabilities expect where disputed in good faith by appropriate proceedings, and has not accelerated the collection of any accounts receivable.

5.A.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Balance Sheet Date through the date hereof, the Company and the Company Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business. Since the Balance Sheet Date:

(a) there has not been any loss, with respect to the tangible property and assets of the Company or any Subsidiary having a replacement cost of more than $10,000 for any single loss or $100,000 for all such losses;

(b) none of the WCS Spectrum Licenses has been revoked, suspended, modified or has expired and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, will, or would reasonably be expected to, constitute a breach or default under any WCS Spectrum License which permits or, after notice or lapse of time or both, will, or would reasonably be expected to, permit revocation, cancellation, suspension or adverse modification of any WCS Spectrum License;

(c) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or either Company Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or either Company Subsidiary;

(d) neither the Company nor any Company Subsidiary has hired any employees or entered into any employment, consulting, severance or similar agreement or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any Company Subsidiary’s consultants, directors, officers, employees, agents or representatives;

(e) there has not been any material change by the Company or either Company Subsidiary in accounting or Tax reporting principles, methods or policies;

(f) neither the Company nor either Company Subsidiary has failed to pay promptly and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(g) neither the Company nor either Company Subsidiary has made any loans, cash advances, or capital contributions to, or investments in, any Person or paid any fees or expenses to any stockholder of the Company or any director, officer, partner, stockholder or Affiliate of the Company or either Company Subsidiary;

(h) neither the Company nor either Company Subsidiary has mortgaged, pledged or been subjected to any Lien on any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any material assets of the Company or either Company Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business, or taken any action specified in Section 7.2(b)(ix);

(i) neither the Company nor either Company Subsidiary has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent) in excess of $10,000 individually or $100,000 in the aggregate, except in the Ordinary Course of Business;

(j) neither the Company nor either Company Subsidiary has cancelled or compromised any debt or pending claim or amended, cancelled, terminated, relinquished, waived or released any Contract or material right except in the Ordinary Course of Business;

(k) except for those in connection with the acquisition of the WCS Spectrum Licenses, neither the Company nor either Company Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $10,000 individually or $100,000 in the aggregate;

(l) neither the Company nor either Company Subsidiary has issued, created, incurred, assumed or guaranteed any Indebtedness;

(m) neither the Company nor either Company Subsidiary has received notice of, instituted or settled any material Legal Proceeding; and

(n) neither the Company nor either Company Subsidiary has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.A.9.

5.A.10 Taxes. Neither the Company nor either Company Subsidiary (i) has any obligation to file any Tax Return that has not been filed, (ii) has any Liability relating to the payment of Taxes that are due, but that have not been paid, (iii) is nor has ever been a member of any affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return, (iv) has ever been, nor currently is, subject to an audit by a Taxing Authority, and (v) is, nor has ever been, a United States Real Property Holding Corporation. The Company Subsidiaries have always been limited liability companies and are wholly-owned by the Company (in the case of License Sub, wholly-owned by WCS Wireless) and disregarded for federal income tax purposes. All Tax Returns heretofore filed by the Company and the Company Subsidiaries were true and correct in all material respects as filed. None of the “section 197 intangibles” that were acquired by the Company or the Company Subsidiaries were in existence before August 10, 1993. Neither the Company nor either of the Company Subsidiaries has ever had any income other than interest income earned on idle funds.

5.A.11 Property and Assets. Except for the WCS Spectrum Licenses and as reflected on the Company Interim Balance Sheet, the Company and the Company Subsidiaries have no assets and, except for the WCS Spectrum Licenses, cash and immaterial assets, neither the Company nor the Company Subsidiaries has ever had any assets. Each of the Company and the Company Subsidiaries has good and marketable title to all of the tangible properties and assets used by it in the conduct of its business, including all tangible properties and assets reflected in the Company Interim Balance Sheet, except those disposed of since March 31, 2006 in the Ordinary Course of Business, and none of such tangible properties or assets is subject to any Lien other than Permitted Exceptions, the Notes and those specifically identified on the Financial Statements or on Schedule 5.A.11.

5.A.12 Title to Licenses. License Sub holds each of the WCS Spectrum Licenses as set forth on Schedule 1.1(b), free and clear of any Liens (other than those encumbrances and other restrictions and limitations that are imposed generally by the FCC to licenses in the same class and block of service as the WCS Spectrum Licenses), except on the date of this Agreement for the XM Agreement. License Sub is qualified under the FCC Rules and the Communications Act to hold and convey the WCS Spectrum Licenses. To the Knowledge of the Company, there are no facts or circumstances relating to the FCC qualifications of License Sub that would prevent or materially delay the FCC’s grant of the Transfer Application. None of the WCS Spectrum Licenses have been pledged as collateral for any bank loans or other instruments of indebtedness. No Person or entity other than License Sub has any right, claim or interest in or to any of the WCS Spectrum Licenses. The WCS Spectrum Licenses have been validly issued and are validly held in the name of License Sub, are in full force and effect, and have been granted by Final Order. Except for proceedings affecting licenses in the same class, service and block as the WCS Spectrum Licenses generally, there is not pending, nor to the Knowledge of the Company, threatened against the Company or against any of the WCS Spectrum Licenses, nor is the Company aware of any basis for, any application, action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Body, having jurisdiction over License Sub which questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any of the WCS Spectrum Licenses, or which seeks the imposition of any modification or amendment with respect thereto, or which would adversely affect the ability of Parent to use any of the WCS Spectrum Licenses, or which seeks or would seek the payment of a fine, sanction, penalty, damages, monies or contribution in connection with any of the WCS Spectrum Licenses. There is no Order outstanding against the Company or any Affiliate or Subsidiary thereof relating to or involving the WCS Spectrum Licenses that will, or would reasonably be expected to, materially impair or otherwise materially and adversely affect the Company’s interest in and right to control and operate the WCS Spectrum Licenses free and clear of Liens and Unimpaired (other than encumbrances and other restrictions and limitations that are imposed generally by the FCC to all licenses in the same class of service as the WCS Spectrum Licenses).

5.A.13 Licenses Unimpaired. The WCS Spectrum Licenses are Unimpaired by any acts or omissions of the Company, the Company Subsidiaries or any of their respective Affiliates. There is no outstanding indebtedness to the FCC, or any Governmental Body, or any Person with respect to any of the WCS Spectrum Licenses. All payment obligations and debt owed to the FCC in connection with the ownership of the WCS Spectrum License have been timely paid, or paid within permitted grace periods, including any associated late payment fees. All material documents related to the WCS Spectrum Licenses required to be filed at any time by the Company or the Company Subsidiaries with the FCC or any other Governmental Body pursuant to FCC Rules have been filed or the time period for such filing has not lapsed. All such documents filed since the date the WCS Spectrum Licenses were issued or transferred to License Sub are correct in all material respects. None of the WCS Spectrum Licenses are subject to any conditions other than those appearing on the face of such WCS Spectrum Licenses and those imposed by FCC Rules for licenses of the same type, class, service and block as the WCS Spectrum Licenses. Neither the Company nor any Company Subsidiary has agreed to accept or allow interference from any other FCC licensees or spectrum users with respect to any of the WCS Spectrum Licenses. Each of the Company and each Company Subsidiary complies and, at all times since issuance of the WCS Spectrum Licenses by the FCC has complied, in all material respects with all pertinent aspects of the FCC Rules, including: (i) those pertaining to eligibility to hold the WCS Spectrum Licenses and (ii) those restricting foreign ownership of radio licenses. The deadline for demonstrating substantial service for the WCS Spectrum Licenses is July 21, 2007. Neither the Company nor any Company Subsidiary has satisfied any construction or build out requirements associated with the WCS Spectrum Licenses. The Company and each Company Subsidiary is otherwise in compliance with all terms and conditions of, and all of its obligations under, each of the WCS Spectrum Licenses, either as set forth on the WCS Spectrum Licenses or as set forth in applicable FCC Rules and no Person or entity other than the Company is authorized or has any lease interest in or has any option or right of first refusal or right of first offer to use, lease or own the spectrum at issue in this Agreement, or any portion thereof, either now or in the future.

5.A.14 Operation. Facilities are not constructed pursuant to the WCS Spectrum Licenses. Neither the Company nor any Company Subsidiary is operating any unlicensed or unauthorized facility in the Service Areas, nor is it operating pursuant to special temporary or developmental authority.

5.A.15 Intellectual Property. None of the Company or the Company Subsidiaries has any Intellectual Property Rights (other than immaterial items as to which the Company makes no warranty).

5.A.16 Insurance. Set forth in Schedule 5.A.16 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or any of the Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. The insurance policies listed on Schedule 5.A.16 are in full force and effect and the Company has timely paid all applicable premiums thereunder. Excluding insurance policies that have expired without renewal and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company or any of its Subsidiaries during such period. To the Knowledge of the Company, no event has occurred, including, without limitation, the failure by the Company or any of its Subsidiaries to give any notice or information or the Company or any of its Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of its Subsidiaries under any such insurance policies.

5.A.17 Contracts and Obligations. Schedule 5.A.17 sets forth a list of all Contracts to which the Company or either Company Subsidiary is a party or by which the Company or either Company Subsidiary is bound, other than immaterial contracts that can be cancelled by the Company or either Company Subsidiary on thirty (30) days notice or less, without any penalty or continued liability. Except for the XM Agreement, the Company has made available to Parent copies of all of the foregoing Contracts (or written summaries in the case of oral Contracts). All of such Contracts are valid, binding and in full force and effect on the Company or the Company Subsidiary that is party thereto, as applicable. Neither the Company nor either Company Subsidiary is in default under any material provision of any of such Contracts and, to the Knowledge of the Company, no other party to any such Contracts is in default under any provision thereof. As of the date hereof, neither the Company nor either Company Subsidiary has received any written communication from any other party to the Contracts listed on Schedule 5.17 stating that such other party has decided or plans to terminate or otherwise discontinue such Contract.

5.A.18 Compliance. The Company and each of the Company Subsidiaries has, in all material respects, complied with all Laws and Orders applicable to its business and has all material Permits required thereby.

5.A.19 Employee Benefits. Neither the Company nor either Company Subsidiary (i) has, or has ever had, any employees, (ii) maintains any employee benefit plans, programs, agreements, policies, arrangements or payroll practices or is obligated to contribute thereunder for the benefit of any current employees, officers and directors of the Company or any of its Subsidiaries or for the benefit of any former employees, officers or directors of the Company or any of its Subsidiaries that terminated service with the Company (collectively, the “Company Plans”), or (iii) has any Liabilities relating to any Company Plans.

5.A.20 Litigation. Except for opposition to the transfer of control of the WCS Spectrum Licenses to XM that are a matter of public record, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or either Company Subsidiary (or to the Knowledge of the Company, pending or threatened, against any of the officers, directors or consultants of the Company or either Company Subsidiary with respect to their business activities on behalf of the Company), or to which the Company or either Company Subsidiary is otherwise a party before any Governmental Body. Neither the Company nor either Company Subsidiary is subject to any Order (other than Orders of general applicability to the Company’s industry or business). Neither the Company nor either Company Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.

5.A.21 Related Party Transactions. Except as set forth in Schedule 5.A.21, to the Knowledge of the Company, no officer, director or consultant of the Company or any Company Subsidiary (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which (A) is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, (B) holds any WCS spectrum licenses, or (C) is a participant in any transaction to which the Company or either Company Subsidiary is a party or (ii) is a party to any Contract with the Company or any of its Subsidiaries.

5.A.22 Banks. Schedule 5.A.22 contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

5.A.23 State Takeover Statutes. Section 203 of the DGCL is not applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

5.A.24 Financial Advisors. Except for Media Venture Partners, LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.A.25 XM Agreement. The Company has not breached and is not in breach of the XM Agreement and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or either Company Subsidiary (or to the Knowledge of the Company, pending or threatened, against any of the consultants or directors of the Company or either Company Subsidiary), in each case relating to or arising from the XM Agreement. To the Knowledge of the Company, there is no basis for any such Legal Proceeding.

5.A.26 Service Areas. For each WCS Spectrum License, the FCC granted and the License Sub retained the full geographic Service Area for the MEA or the REAG, whichever is applicable to each WCS Spectrum License.

B.	WARRANTIES OF COLUMBIA BLOCKER AND COLUMBIA SELLER

Columbia Blocker and Columbia Seller, jointly and severally, hereby warrant to each of Parent and Holdco on the date hereof that:

5.B.1 Organization and Good Standing. Columbia Blocker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted (except where the failure to have such power and authority would not individually or in the aggregate have a Material Adverse Effect). Columbia Blocker was formed solely for the purpose of holding capital stock and debt obligations of the Company, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

5.B.2 Authorization of Agreement.

(a) Columbia Blocker and the Columbia Seller have all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Columbia Blocker or the Columbia Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Columbia Documents”), and, in the event of the termination of the XM Agreement, to consummate the transactions contemplated hereby and pursuant to the Columbia Documents. The execution and delivery of this Agreement and each of the Columbia Documents by Columbia Blocker and the Columbia Seller, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited partnership action, as applicable, of Columbia Blocker and the Columbia Seller, and except for such corporate action as may be necessary to terminate the XM Agreement, no other corporate or limited partnership action on the part of Columbia Blocker or the Columbia Seller is necessary to authorize the execution, delivery and performance by Columbia Blocker or the Columbia Seller of this Agreement and the consummation of the transactions contemplated hereby.

(b) This Agreement has been, and each of the Columbia Documents will be at or prior to the Closing, duly and validly executed and delivered by Columbia Blocker and the Columbia Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Columbia Documents when so executed and delivered will constitute, legal, valid and binding obligations of Columbia Blocker and the Columbia Seller, as applicable, enforceable against Columbia Blocker and the Columbia Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.B.3 Conflicts; Consents of Third Parties.

(a) Assuming the receipt of the FCC Consent, the expiration of the waiting period under the HSR Act, and the receipt of the consents set forth in Section 5.B.3(b), none of the execution and delivery by Columbia Blocker or the Columbia Seller of this Agreement or the Columbia Documents, or, in the event of the termination of the XM Agreement, the consummation of the Merger, the Columbia Stock Purchase and the transactions contemplated hereby or pursuant to the Columbia Documents, or compliance by Columbia Blocker or the Columbia Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or any obligation under, or result in the creation of any Liens, upon the WCS Spectrum Licenses or any properties or assets of Columbia Blocker, under (i) the certificate of incorporation and by-laws of Columbia Blocker or the Organization Documents of the Columbia Seller; (ii) the XM Agreement; (iii) any Contract to which Columbia Blocker or the Columbia Seller (insofar as it relates to Columbia Blocker, the Company or the Company Subsidiaries) is a party or by which any of their respective properties or assets are bound; (iv) any Governmental Authorization or Order of any Governmental Body applicable to Columbia Blocker or the Columbia Seller (insofar as it relates to Columbia Blocker, the Company or the Company Subsidiaries) or any of the properties or assets of Columbia Blocker or the Columbia Seller; or (v) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Columbia Blocker or Columbia Seller in connection with (i) the execution and delivery of this Agreement or the Columbia Documents, the compliance by Columbia Blocker or the Columbia Seller with any of the provisions hereof, or, in the event of the termination of the XM Agreement, the consummation by Columbia Seller of the Columbia Stock Purchase, or (ii) the continuing validity and effectiveness immediately following the Closing of any WCS Spectrum License.

5.B.4 Capitalization.

(a) The authorized capital stock of Columbia Blocker consists of 1,000 shares of common stock, $0.001 par value per share. 100 shares of such common stock are issued and outstanding, all of which are owned by the Columbia Seller free and clear of any Lien.

(b) There is no existing option, warrant, call, right or Contract of any character to which Columbia Blocker or Columbia Seller is a party requiring, and there are no securities of Columbia Blocker outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Columbia Blocker or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Columbia Blocker. Neither Columbia Blocker nor the Columbia Seller is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of Columbia Blocker.

5.B.5 Subsidiaries. Columbia Blocker does not own, directly or indirectly, any Third Party Interests, nor does it have any rights to, or is it bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third-Party Interests or to make any investment in any Person.

5.B.6 Corporate Records.

(a) Columbia Blocker has delivered to Parent true, correct and complete copies of its certificate of incorporation and by-laws.

(b) The minute books of Columbia Blocker previously made available to Parent contain, in all material respects, true, correct and complete records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of Columbia Blocker (provided that Columbia Blocker has not made available to Parent a copy of the XM Agreement or other information regarding the XM Agreement that is not otherwise publicly available). The stock certificate books and stock transfer ledgers of Columbia Blocker previously made available to Parent are in all material respects true, correct and complete.

5.B.7 No Undisclosed Liabilities. Except as set forth on Schedule 5.B.7, Columbia Blocker does not have any Indebtedness or Liabilities.

5.B.8 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.B.8, since the formation of Columbia Blocker, Columbia Blocker has not engaged in or conducted any business other than making investments in the Company.

5.B.9 Taxes. Except as set forth on Schedule 5.B.9, Columbia Blocker (i) has no obligation to file any Tax Return that has not been filed, (ii) does not have any Liability relating to the payment of Taxes that are due but have not been paid, (iii) is not, and has never been, a member of any affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return, (iv) has never been, nor currently is, subject to an audit by a Taxing Authority, and (v) is not, and has never been, a United States Real Property Holding Corporation. All Tax Returns heretofore filed by Columbia Blocker were true and correct in all material respects as filed. Columbia Blocker has never had any income other than interest income earned on the Columbia Notes and on idle funds.

5.B.10 Property and Assets. Except for the shares of Preferred Stock (and upon the conversion thereof, Common Stock) owned of record by Columbia Blocker and the Columbia Notes, which Columbia Blocker holds free and clear of any Liens, Columbia Blocker has no assets, and except for shares of Preferred Stock, the Columbia Notes, cash, prior to the capitalization of the Company, ownership interests in WCS Wireless, and immaterial assets, the Columbia Blocker has never had any assets..

5.B.11 Intellectual Property. Columbia Blocker has no Intellectual Property Rights.

5.B.12 Insurance. Set forth in Schedule 5.B.12 is a list of all insurance policies and all fidelity bonds held by or applicable to Columbia Blocker setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. The insurance policies listed on Schedule 5.B.12 are in full force and effect and Columbia Blocker has timely paid all applicable premiums thereunder. Excluding insurance policies that have expired without renewal and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of Columbia Blocker, no threat has been made to cancel any insurance policy of Columbia Blocker during such period. To the Knowledge of Columbia Blocker, no event has occurred, including, without limitation, the failure by Columbia Blocker to give any notice or information or Columbia Blocker giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Columbia Blocker under any such insurance policies.

5.B.13 Contracts and Obligations. Schedule 5.B.13 sets forth a list of all Contracts to which Columbia Blocker is a party or by which it is bound, other than immaterial Contracts that can be cancelled by Columbia Blocker on thirty (30) days notice or less, without any penalty or continuing liability. Except for the XM Agreement, Columbia Blocker has made available to Parent copies of all of the foregoing Contracts (or written summaries in the case of oral Contracts). All of such Contracts are valid, binding and in full force and effect on Columbia Blocker. Columbia Blocker is not in default under any material provision of any of such Contracts and, to the Knowledge of Columbia Blocker, no other party to any such Contracts is in default under any provision thereof. As of the date hereof, Columbia Blocker has not received any written communication from any other party to the Contracts listed on Schedule 5.B.13 stating that such other party has decided or plans to terminate or otherwise discontinue such Contract.

5.B.14 Compliance. Columbia Blocker has, in all material respects, complied with all Laws and Orders applicable to its business and has all Permits required thereby.

5.B.15 Employee Benefits. Columbia Blocker does not (i) have, nor has it ever had, any employees, (ii) maintain any employee benefit plans, programs, agreements, policies, arrangements or payroll practices or have any obligation to contribute thereunder for the benefit of any current employees, officers and directors of Columbia Blocker or for the benefit of any former employees, officers or directors of Columbia Blocker or any of its Subsidiaries that terminated service with Columbia Blocker, or (iii) have any Liabilities relating to any of the foregoing.

5.B.16 Litigation. There is no Legal Proceeding pending or, to the Knowledge of Columbia Blocker or the Columbia Seller, threatened against Columbia Blocker or Columbia Seller (insofar as it relates to Columbia Blocker, the Company or the Company Subsidiaries) (or to the Knowledge of Columbia Blocker or Columbia Seller, pending or threatened, against any of the officers, directors or consultants of Columbia Blocker or Columbia Seller (insofar as it relates to Columbia Blocker, the Company or the Company Subsidiaries) with respect to business activities on behalf of Columbia Blocker), or to which Columbia Blocker or Columbia Seller is otherwise a party before any Governmental Body. Neither Columbia Blocker nor Columbia Seller (insofar as it relates to Columbia Blocker, the Company or the Company Subsidiaries) is subject to any Order (other than Orders of general applicability to Columbia Blocker’s industry or business). Columbia Blocker is not engaged in any legal action to recover monies due it or for damages sustained by it.

5.B.17 Related Party Transactions. To the Knowledge of Columbia Blocker and Columbia Seller, except for interests of Columbia Seller in Columbia Blocker and other Persons who are Company Stockholders, no officer, director or consultant of Columbia Blocker or Columbia Seller is a party to any Contract with Columbia Blocker.

5.B.18 Banks. Schedule 5.B.18 contains a complete and correct list of the names and locations of all banks in which Columbia Blocker has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

5.B.19 State Takeover Statutes. Section 203 of the DGCL is not applicable to the Columbia Stock Purchase.

5.B.20 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Columbia Seller or Columbia Blocker in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.B.21 XM Agreement. Neither Columbia Blocker nor Columbia Seller has breached and is not in breach of the XM Agreement and there is no Legal Proceeding pending or, to the Knowledge of Columbia Blocker and Columbia Seller, threatened against Columbia Blocker or Columbia Seller (or to the Knowledge of Columbia Blocker and Columbia Seller, pending or threatened, against any of the consultant or directors of Columbia Blocker or Columbia Seller), in each case relating to or arising from the XM

Agreement. To the Knowledge of Columbia Blocker and Columbia Seller, there is no basis for any such Legal Proceeding.

C. WARRANITES OF TKH BLOCKER AND TKH SELLERS

TKH Blocker warrants and each TKH Seller warrants, severally and not jointly, where applicable, to each of Parent and Holdco on the date hereof that:

5.C.1 Organization and Good Standing. TKH Blocker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted (except where the failure to have such power and authority would not individually or in the aggregate have a Material Adverse Effect). TKH Blocker was formed solely for the purpose of holding capital stock and debt obligations of the Company, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

5.C.2 Authorization of Agreement.

(a) TKH Blocker and the TKH Sellers have all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by TKH Blocker or the TKH Sellers in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “TKH Documents”), and, in the event of the termination of the XM Agreement, to consummate the transactions contemplated hereby and pursuant to the TKH Documents. The execution and delivery of this Agreement and each of the TKH Documents by TKH Blocker and the TKH Sellers, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited partnership action, as applicable, of TKH Blocker and the TKH Sellers, and, except for such corporate action as may be necessary to terminate the XM Agreement, no other corporate or limited partnership action on the part of TKH Blocker or the TKH Sellers is necessary to authorize the execution, delivery and performance by TKH Blocker or the TKH Sellers of this Agreement and the consummation of the transactions contemplated hereby.

(b) This Agreement has been, and each of the TKH Documents will be at or prior to the Closing, duly and validly executed and delivered by TKH Blocker and the TKH Sellers, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the TKH Documents when so executed and delivered will constitute, legal, valid and binding obligations of TKH Blocker and the TKH Sellers, as applicable, enforceable against TKH Blocker and the TKH Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.C.3 Conflicts; Consents of Third Parties.

(a) Assuming the receipt of the FCC Consent and the expiration of the waiting period under the HSR Act, none of the execution and delivery by TKH Blocker or the TKH Sellers of this Agreement or the TKH Documents, or, in the event of the termination of the XM Agreement, the consummation of the Merger, the TKH Stock Purchase and the transactions contemplated hereby or pursuant to the TKH Documents, or compliance by TKH Blocker or the TKH Sellers with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or any obligation under, or result in the creation of any Liens upon, the WCS Spectrum Licenses or any properties or assets of TKH Blocker, under (i) the certificate of incorporation and by-laws of TKH Blocker or the Organization Documents of the TKH Sellers; (ii) the XM Agreement; (iii) any Contract to which TKH Blocker or the TKH Sellers (insofar as it relates to TKH Blocker, the Company or the Company Subsidiaries) is a party or by which any of their respective properties or assets are bound; (iv) any Governmental Authorization or Order of any Governmental Body applicable to TKH Blocker or TKH Sellers (insofar as it relates to TKH Blocker, the Company or the Company Subsidiaries) or any of the properties or assets of TKH Blocker or the TKH Sellers; or (v) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of TKH Blocker or any of the TKH Sellers in connection with (i) the execution and delivery of this Agreement or the TKH Documents, the compliance by TKH Blocker or the TKH Sellers with any of the provisions hereof, or, in the event of the termination of the XM Agreement, the consummation by TKH Sellers of the TKH Stock Purchase, or (ii) the continuing validity and effectiveness immediately following the Closing of any WCS Spectrum License.

5.C.4 Capitalization.

(a) The authorized capital stock of TKH Blocker consists of 1,000 shares of common stock, 200 shares of Class A Non-Voting Stock and 800 shares of Preferred Stock, each of which is $0.0001 par value per share. 959.37 shares of such common stock and 96.28 shares of Class A Non-Voting Stock are issued and outstanding, all of such shares are owned by the TKH Sellers as set forth on Schedule 5.C.4 free and clear of any Lien. No shares of Preferred Stock are issued and outstanding.

(b) There is no existing option, warrant, call, right or Contract of any character to which any of TKH Blocker or the TKH Sellers is a party requiring, and there are no securities of TKH Blocker outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of TKH Blocker or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of TKH Blocker.

Neither TKH Blocker nor any of the TKH Sellers is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of TKH Blocker.

5.C.5 Subsidiaries. TKH Blocker does not own, directly or indirectly, any Third Party Interests, nor does it have any rights to, or is it bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third-Party Interests or to make any investment in any Person.

5.C.6 Corporate Records.

(a) TKH Blocker has delivered to Parent true, correct and complete copies of its certificate of incorporation and by-laws.

(b) The minute books of TKH Blocker previously made available to Parent contain, in all material respects, true, correct and complete records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of TKH Blocker (provided that TKH Blocker has not made available to Parent a copy of the XM Agreement or other information regarding the XM Agreement that is not otherwise publicly available). The stock certificate books and stock transfer ledgers of TKH Blocker previously made available to Parent are in all material respects true, correct and complete.

5.C.7 No Undisclosed Liabilities. TKH Blocker does not have any Indebtedness or Liabilities.

5.C.8 Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the formation of TKH Blocker, TKH Blocker has not engaged in or conducted any business other than making investments in the Company and the Company Subsidiaries.

5.C.9 Taxes. TKH Blocker (i) has no obligation to file any Tax Return that has not been filed, (ii) does not have any Liability relating to the payment of Taxes that are due but have not been paid, (iii) is not, and has never been, a member of any affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return, (iv) has never been, nor currently is, subject to an audit by a Taxing Authority, and (v) is not, and has never been, a United States Real Property Holding Corporation. All Tax Returns heretofore filed by TKH Blocker were true and correct in all material respects as filed. TKH Blocker has never had any income other than interest income earned on the TKH Note and on idle funds.

5.C.10 Property and Assets. Except for the shares of Preferred Stock (and upon the conversion thereof, Common Stock) owned of record by TKH Blocker and the TKH Note, which TKH Blocker holds free and clear of any Liens, TKH Blocker has no assets, and except for shares of Preferred Stock, the TKH Note, cash, prior to the capitalization of the Company, ownership interests in WCS Wireless, and immaterial assets, TKH Blocker has never had any assets.

5.C.11 Intellectual Property. TKH Blocker has no Intellectual Property Rights.

5.C.12 Insurance. Set forth in Schedule 5.C.12 is a list of all insurance policies and all fidelity bonds held by or applicable to TKH Blocker setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. The insurance policies listed on Schedule 5.C.12 are in full force and effect and TKH Blocker has timely paid all applicable premiums thereunder. Excluding insurance policies that have expired without renewal and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of TKH Blocker, no threat has been made to cancel any insurance policy of TKH Blocker during such period. To the Knowledge of TKH Blocker, no event has occurred, including, without limitation, the failure by TKH Blocker to give any notice or information or TKH Blocker giving any inaccurate or erroneous notice or information, which limits or impairs the rights of TKH Blocker under any such insurance policies.

5.C.13 Contracts and Obligations. Schedule 5.C.13 sets forth a list of all Contracts to which TKH Blocker is a party or by which it is bound, other than immaterial Contracts that can be cancelled by TKH Blocker on thirty (30) days notice or less, without any penalty or continuing liability. Except for the XM Agreement, TKH Blocker has made available to Parent copies of all of the foregoing Contracts (or written summaries in the case of oral Contracts). All of such Contracts are valid, binding and in full force and effect on TKH Blocker. TKH Blocker is not in default under any material provision of any of such Contracts and, to the Knowledge of TKH Blocker, no other party to any such Contracts is in default under any provision thereof. As of the date hereof, TKH Blocker has not received any written communication from any other party to the Contracts listed on Schedule 5.C.13 stating that such other party has decided or plans to terminate or otherwise discontinue such Contract.

5.C.14 Compliance. TKH Blocker has, in all material respects, complied with all Laws and Orders applicable to its business and has all material Permits required thereby.

5.C.15 Employee Benefits. TKH Blocker does not (i) have, nor has it ever had, any employees, (ii) maintain any employee benefit plans, programs, agreements, policies, arrangements or payroll practices or have any obligation to contribute thereunder for the benefit of any current employees, officers and directors of TKH Blocker or for the benefit of any former employees, officers or directors of TKH Blocker that terminated service with TKH Blocker, or (iii) have any Liabilities relating to any of the foregoing.

5.C.16 Litigation. There is no Legal Proceeding pending or, to the Knowledge of TKH Blocker or the TKH Sellers, threatened against TKH Blocker or the TKH Sellers (insofar as it relates to TKH Blocker (or to the Knowledge of TKH Blocker or the TKH Sellers, pending or threatened, against any of the officers, directors or consultants of TKH Blocker or TKH Sellers (insofar as it relates to TKH Blocker, the Company or the Company Subsidiaries) with respect to their business activities on behalf of TKH

Blocker), or to which TKH Blocker or the TKH Sellers (insofar as it relates to TKH Blocker, the Company or the Company Subsidiaries) are otherwise a party before any Governmental Body. None of TKH Blocker or the TKH Sellers is subject to any Order (other than Orders of general applicability to TKH Blocker’s industry or business). TKH Blocker is not engaged in any legal action to recover monies due it or for damages sustained by it.

5.C.17 Related Party Transactions. To the Knowledge of TKH Blocker and the TKH Sellers, except for interests of the TKH Sellers in TKH Blocker, no officer, director or consultant of TKH Blocker or any of the TKH Sellers is a party to any Contract with TKH Blocker.

5.C.18 Banks. Schedule 5.C.18 contains a complete and correct list of the names and locations of all banks in which TKH Blocker has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

5.C.19 State Takeover Statutes. Section 203 of the DGCL is not applicable to the TKH Stock Purchase.

5.C.20 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the THK Sellers or TKH Blocker in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.C.21 XM Agreement. Neither TKH Blocker nor any of the TKH Sellers has breached and is not in breach of the XM Agreement and there is no Legal Proceeding pending or, to the Knowledge of TKH Blocker and TKH Sellers, threatened against TKH Blocker or any of the TKH Sellers (or to the Knowledge of TKH Blocker and TKH Sellers, pending or threatened, against any of the consultants, directors or employees of TKH Blocker or any of the TKH Sellers), in each case relating to or arising from the XM Agreement. To the Knowledge of TKH Blocker and TKH Sellers, there is no basis for any such Legal Proceeding.

ARTICLE VI

WARRANTIES OF PARENT, HOLDCO AND MERGER SUB

Parent and Holdco warrant to the Company on the date hereof that:

6.1 Organization and Good Standing. Parent is a limited liability company and Holdco is, and Merger Sub will be as of the Effective Date, a corporation, each of which is, or in the case of Merger Sub will be as of the Effective Date, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and legal capacity and authority to own, lease and operate properties and carry on its business. Each of Parent, Holdco and, as of the Effective Date, Merger Sub is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

6.2 Authorization of Agreement. Each of Parent and Holdco has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent and/or Holdco in connection with the consummation of the transactions contemplated hereby and thereby (the “Parent Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Holdco of this Agreement and each Parent Document have been duly authorized by all necessary limited liability and corporate action, as the case may be, on behalf of Parent and Holdco. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by each of Parent and Holdco and (assuming the due authorization, execution and delivery by the other parties hereto and thereto other than Parent, Holdco and Merger Sub) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligation of each of Parent and Holdco, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties; .

(a) Assuming the receipt of the FCC Consent and expiration of the waiting period under the HSR Act, none of the execution and delivery by Parent, Holdco or Merger Sub of this Agreement and of the Parent Documents or Merger Sub Documents, as applicable, nor the compliance by Parent, Holdco or Merger Sub with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of Organizational Document of Parent, Holdco or Merger Sub, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Parent, Holdco or Merger Sub is a party or by which Parent, Holdco or Merger Sub or its properties or assets are bound or (iii) violate any Law or Order of any Governmental Body by which Parent, Holder or Merger Sub is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on Parent, Holdco or Merger Sub or the ability of Parent to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent and Holdco in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent, Holdco and Merger Sub with any of the provisions hereof or thereof.

6.4 Compliance with Laws. Parent and Holdco are, and have been at all times since April 13, 2005, in compliance with all applicable Laws, except to the extent that the failure to be in compliance with any such Laws has not had, and would not, individually or in the aggregate, reasonably be expected to have, a material adverse effect on the business, assets, operations, financial condition, or results of operations of Parent. No failure on the part of Parent or any of its Affiliates or predecessors in interest to be in compliance with any Law prior to April 13, 2005 shall adversely affect or delay Parent’s, Holdco’s or Merger Sub’s ability to perform any of their respective obligations hereunder or, without limitation of the foregoing, hinder or delay the receipt of the FCC Consent or any other regulatory approvals.

6.5 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened that are reasonably likely to prohibit or restrain the ability of Parent, or Holdco to enter into this Agreement or consummate the transactions contemplated hereby or that would otherwise result in a material adverse effect on the business, assets, operations, financial condition, or results of operations of Parent, Holdco or Merger Sub.

6.6 Financial Advisors. Except for UBS Securities LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for either Parent or Holdco in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.7 Financing. Parent has, and will have on the Closing Date, unrestricted cash available to consummate the Acquisitions and perform its obligations hereunder.

6.8 FCC Qualification. Parent and Holdco are qualified under the FCC Rules to hold the WCS Spectrum Licenses without the need for waiver of any FCC Rule.

6.9 Ownership and Operations of Merger Sub. As of the Closing Date, Holdco will own beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub will be formed solely for the purpose of engaging in the Merger, will engage in no other business activities and will conduct its operations only as contemplated hereby and, as of the Closing Date (i) will have all requisite power, authority and legal capacity to execute and deliver the Certificate of Merger and each other agreement, document, instrument and certificate contemplated hereby to be executed by Merger Sub (collectively, the “Merger Sub Documents”), (ii) the execution, delivery and performance by Merger Sub of each of the Merger Sub Documents will have been duly authorized by all necessary corporate action on the party of Merger Sub and (assuming the due authorization, execution and delivery by the other parties hereto and thereto other than Parent and Holdco) shall constitute the legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

ARTICLE VII

COVENANTS

7.1 Access to Information. The Company, Columbia Blocker and TKH Blocker agree that, prior to the Effective Time, Parent shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of, respectively, the Company and the Company Subsidiaries, Columbia Blocker and TKH Blocker and such examination of the books, records and financial condition of the Company, the Company Subsidiaries, Columbia Blocker and TKH Blocker as it reasonably requests and to make extracts and copies of such books and records, including all books, records, documents and other information relating to the WCS Spectrum Licenses; provided, however, in no event will any of the Company, Columbia Blocker or TKH Blocker be obligated to provide Parent or any of its officers, employees or representatives (including Parent’s legal advisors or accountants) with a copy of the XM Agreement or otherwise disclose any information concerning the transaction contemplated thereby or the terms thereof. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall reasonably cooperate, and shall cause the Company and its Subsidiaries to reasonably cooperate, with all such reasonable requests. No investigation by Parent prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Company Documents. In the event the transactions contemplated hereby are not consummated, the parties shall and shall cause their respective representatives to return all non-public documents, contracts, and papers regarding each other and any copies thereof and will not disclose to any third person or to the public any of such information.

7.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided in this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, as applicable, the Company, Columbia Blocker and TKH Blocker shall, and the Company shall cause the Company Subsidiaries to do the following:

(i) conduct their respective businesses only in the Ordinary Course of Business;

(ii) use their respective commercially reasonable efforts to (A) preserve their respective present businesses, operations, organizations and goodwill and (B) preserve present relationships with Persons with whom they have material business dealings;

(iii) use their respective commercially reasonable efforts to maintain (A) all of their respective material assets and properties in their current condition, ordinary wear and tear excepted and (B) insurance upon all of their respective properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) comply in all material respects with all applicable Laws, including all laws and FCC Rules relating to the WCS Spectrum Licenses or their use;

(v) maintain in full force and effect the WCS Spectrum Licenses;

(vi) in the case of the Company and the Company Subsidiaries, maintain the WCS Spectrum Licenses, in substantially the same condition as of the date hereof, and shall not take any action out of the Ordinary Course of Business with respect to the WCS Spectrum Licenses;

(vii) give all required notices of the transactions contemplated by this Agreement and, following the termination of the XM Agreement, use its Best Efforts to obtain all third party consents material to the Company’s business that are necessary or advisable in order to consummate the transactions contemplated by this Agreement;

(viii) promptly provide Parent with true and correct copies of all material information and documents in the Company’s or its attorneys’ or its agents’ possession, or that is obtained during the relevant time period, that relates to the WCS Spectrum Licenses, including communications sent to or received by the FCC, XM Satellite Radio Holdings Inc. or Sirius Satellite Radio Inc.; provided, that none of the Company, Columbia Blocker or TKH Blocker shall have any obligation hereunder to provide any information or documents that are publicly available or, if to do so, would effectively waive any attorney-client privilege of any of the Selling Parties with respect thereto or violate any of the Selling Parties’ obligations under the XM Agreement;

(ix) promptly provide Parent with true and correct copies of all written communications sent to or received by the FCC with regard to the transactions contemplated hereby (it being understood that none of the Company, Columbia Blocker or TKH Blocker shall have any obligation to provide any such communications that relate to the XM Agreement or the transactions contemplated thereby);

(x) promptly provide Parent with notice of any Legal Proceeding threatened or initiated against any Selling Party by a third party relating to the consummation of the transactions contemplated by this Agreement, which notice shall set forth in reasonable detail the nature and basis of the claims asserted in such Legal Proceeding; and

(xi) not take any action which would reasonably be expected to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement; provided, however, that none of the Company, Columbia Blocker or TKH Blocker shall be prohibited from fulfilling any of their obligations under the XM Agreement, including, any obligation to consummate the transactions contemplated thereby in lieu of consummating the Acquisitions as contemplated by this Agreement.

(b) Except as otherwise expressly provided in this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, none of the Company, Columbia Blocker or TKH Blocker shall, and the Company shall not permit either Company Subsidiary to do any of the following:

(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, except the Company, Columbia Blocker and TKH Blocker may distribute any cash held by them to their respective stockholders at any time prior to the Closing Date;

(ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company, the Company Subsidiaries, Columbia Blocker or TKH Blocker, or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any such Persons, provided that (x) the Company may prior to the Effective Time accept capital contributions from or issue additional shares of Common Stock or Preferred Stock to Columbia Blocker, TKH Blocker and Persons who are Company Stockholders as of the date hereof, the proceeds of which are used for the working capital needs of the Company and the Company Subsidiaries and (y) each of Columbia Blocker and TKH Blocker may prior to the Effective Time accept capital contributions from or issue additional shares of capital stock to, respectively, the Columbia Seller and the TKH Sellers, the proceeds of which are used for the working capital needs of, respectively, Columbia Blocker and TKH Blocker, including their further investment in the Company;

(iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company, the Company Subsidiaries, Columbia Blocker or TKH Blocker;

(iv) amend the Organizational Documents of the Company, the Company Subsidiaries, Columbia Blocker or TKH Blocker;

(v) hire any employee or consultant not terminable at will without penalty on or before the Closing Date, or increase the level of compensation payable or to become payable to any of their respective consultants;

(vi) incur or assume any Indebtedness, provided that, upon prior written notice to Parent, the Company and the Company Subsidiaries may prior to the Effective Time, incur Indebtedness to Columbia Blocker, TKH Blocker and Persons who are Sellers as of the date hereof, the proceeds of which are used for the working capital needs of the Company and the Company Subsidiaries;

(vii) other than with respect to the WCS Spectrum Licenses (for which clause (ix) below is applicable), subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible), or any shares of capital stock of the Company, the Company Subsidiaries, Columbia Blocker or TKH Blocker;

(viii) acquire any material properties or assets or, other than with respect to the WCS Spectrum Licenses (for which clause (ix) below is applicable), sell, assign, license, transfer, convey, lease or otherwise dispose of any other of their respective material properties or assets or those of either Company Subsidiary;

(ix) other than in connection herewith or pursuant to the transactions contemplated by the XM Agreement, (A) sell, transfer, assign, lease, dispose of, grant an option in, grant a right of first refusal with respect to, grant a right of first offer with respect to, or dispose of, or offer to, or discuss or enter into any agreement, arrangement or understanding to, sell, transfer, assign, lease, dispose of, grant an option in, grant a right of first refusal with respect to, grant a right of first offer with respect to, or dispose of any of the WCS Spectrum Licenses, or any interest therein, or negotiate therefor, or (B) create, incur or suffer to exist any Lien of any nature whatsoever relating to any of the WCS Spectrum Licenses or any interest therein or incur any obligation or liability, absolute or contingent, relating to or affecting any of the WCS Spectrum Licenses or their use;

(x) except as set forth on Schedule 7.2(b)(x), enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not invest in, make a loan, material advance or capital contribution to, or otherwise acquire the securities of any other Person;

(xi) cancel or compromise any material debt or claim or waive or release any material right except in the Ordinary Course of Business;

(xii) enter into any commitment for capital expenditures, in the case of the Company and the Company Subsidiaries, in excess of $20,000 for any individual commitment and $100,000 for all commitments in the aggregate;

(xiii) enter into any transaction or to enter into, modify or renew any Contract , other than immaterial contracts that can be cancelled by the Company, Columbia Blocker, TKH Blocker or either Company Subsidiary, as applicable, on thirty (30) days notice or less, without any penalty or continued liability, and other than an agreement providing for the payment to Olexa of the Olexa Bonus Amount;

(xiv) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to (other than pursuant to existing Contracts), or enter into or materially modify any Contract with any Affiliate of the Company, the Company Subsidiaries, Columbia Blocker or TKH Blocker or any director, officer or employee of any such Persons;

(xv) make or change any election concerning Taxes or Tax Returns, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain or enter into any Tax ruling;

(xvi) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area or enter into, modify, amend or terminate any Contract which if so entered into, modified, amended or terminated would be reasonably be expected to have a Material Adverse Effect;

(xvii) terminate, amend, restate, supplement or waive any rights under any Contract, or Permit that would reasonably be expected to have a Material Adverse Effect;

(xviii) fail to promptly pay and discharge current liabilities expect where disputed in good faith by appropriate proceedings, or accelerate the collection of any accounts receivable;

(xix) enter into any settlement agreement or stipulation in connection with any Legal Proceeding described in Section 7.2(a)(x) without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed; and

(xx) agree to do anything prohibited by this Section 7.2.

(c) Subject to the provisions of Section 4.4, the Company shall no later than July 3, 2006 withdraw from the FCC its application for the FCC’s consent to the transfer of control of the WCS Spectrum Licenses to XM (FCC File No. 0002240823).

7.3 Notice. The Company, Columbia Blocker, TKH Blocker and Parent shall promptly advise each other in writing (i) of any representation or warranty made by it (and, in the case of Parent, made by Holdco) contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) of the failure of it (and, in the case of Parent, of Holdco or Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) upon the commencement of, or upon obtaining knowledge of any facts that would give rise to a threat of, any claim, action or proceeding commenced against the Company, Columbia Blocker or TKH Blocker or relating to any of the WCS Spectrum Licenses or their use or functionality, or which could reasonably be expected to cause a Material Adverse Effect; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

7.4 Best Efforts; Regulatory Approvals. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees from and after the Application Commencement Date to use its Best Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisitions and the other transactions contemplated by this Agreement.

7.5 Filing and Prosecution of FCC Application. Promptly, but in no event later than ten days after the date the Company notifies Parent that it has withdrawn from the FCC its application for the FCC’s consent to the transfer of control of the WCS Spectrum Licenses to XM (FCC File No. 0002240823) (such date being the “Application Commencement Date”), the Company and Parent shall complete their respective portions of the FCC application (the “Transfer Application”) to transfer control of the WCS Spectrum Licenses from the Company to Parent and file such Transfer Application with the FCC, and, concurrently therewith, the Company shall also withdraw its waiver request for its WCS Spectrum Licenses (FCC File Nos. 0002166553 (KNLB208); 0002166556 (KNLB302); 0002166559 (KNLB303); 0002166576 (KNLB304); 0002166614 (KNLB305); 0002166630 (KNLB306); 0002166676 (KNLB307); 0002166700 (KNLB308); 0002109564 (KNLB298); 0002109567 (KNLB297); 0002109573 (KNLB296);

0002109577 (KNLB295); 0002109580 (KNLB207); 0002109551 (KNLB301); 0002109553 (KNLB300); and 0002109561 (KNLB299)). Parent shall pay the FCC filing fee for the Transfer Application. Each of the Company and Parent shall, at its own expense, cooperate in providing all information and taking all steps reasonably necessary, desirable or appropriate to expedite the preparation, filing, prosecution and granting of the Transfer Application. In the event any Person petitions the FCC to deny or otherwise challenges the Transfer Application or any other application filed or amended to effectuate the purposes of this Agreement, or in the event the FCC grants the Transfer Application or any other application filed or amended to effectuate the purposes of this Agreement and any Person petitions for review or reconsideration of such grant before the FCC, or seeks judicial review of such grant, then Parent and the Company shall oppose such petition or challenge before the FCC and vigorously defend the grant of the Transfer Application by the FCC diligently and in good faith. Should the FCC deny the Transfer Application, Parent and the Company shall utilize its Best Efforts to secure timely reconsideration or review of such denial. In the event of a petition or review or inquiry or reconsideration or denial involving the WCS Spectrum Licenses or the Transfer Application, the costs of defending against the same shall be apportioned as follows: (1) If the reason for any inquiries, challenges or denials relates solely to the WCS Spectrum Licenses before Closing, or the License Sub or the Company, or to alleged acts or omissions by the License Sub or the Company or their respective employees or agents, then the Company and the License Sub shall be responsible for preparing and filing all necessary petitions and appeals, and will be responsible for all associated costs, fees and expenses; Parent shall be responsible only for payment of its own attorneys fees and costs to cooperate with the Company in such filings up to a total dollar amount of $100,000; (2) If the reason for any inquiries, challenges or denials relates solely to Parent’s qualifications to become the licensee of the WCS Spectrum Licenses, or to alleged acts or omissions by Parent or its Affiliates, employees or agents, then Parent shall be responsible for preparing and filing all necessary petitions and appeals, and will be responsible for all associated costs, fees and expenses; the Company shall be responsible only for payment of its own attorneys fees and costs to cooperate with Parent in such filings up to a total dollar amount of $100,000; and (3) If the reason for any challenges or denials to the Transfer Application relates jointly to Parent and the Company, then each shall cooperate in preparing and jointly filing all necessary petitions and appeals, and the Parties shall each pay its own costs, fees and expenses associated with such filings. Each Party shall be given a reasonable opportunity to review any and all pleadings, documents, applications and other materials filed by the other Party with respect to any of the foregoing prior to its filing. The Company and Parent shall provide to each other copies of all communications related to any of the WCS Spectrum Licenses with the FCC from the date hereof through the Closing and provide to each other a reasonable opportunity to contribute to and review any and all pleadings, documents, applications and other materials filed with the FCC by each other from the date hereof through the Closing (in the case of Parent, only as such pleadings, documents, applications and other materials relate to the transactions contemplated hereby). From and after the date hereof, the Company shall not make any filings with the FCC, except for routine filings that are necessary to preserve the WCS Spectrum Licenses, or agree to any proposal, settlement, amendment or alteration with the FCC regarding the WCS Spectrum Licenses, without Parent’s consent, which consent shall not be unreasonably withheld.

7.6 HSR Clearance. Within ten (10) Business Days of the Application Commencement Date, the Company and Parent shall complete their respective portions of the applications together with all related information, data and exhibits necessary to satisfy the requirements of the HSR Act with respect to the transactions contemplated hereby and file the same with the Federal Trade Commission (“FTC”) and United States Department of Justice (“DOJ”) and thereafter diligently pursue the processing of any such applications and filings before the FTC and DOJ so as to obtain the termination of any applicable HSR Act waiting periods.

7.7 Indemnification. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company’s certificate of incorporation, the Company’s bylaws or any written indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof) shall be assumed by the Surviving Corporation (and its successors and assigns) in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall, following the Closing, continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of indemnified parties, unless such modification is required by Law.

(a) Parent covenants to maintain in the certificate of incorporation and bylaws of Columbia Blocker and TKH Blocker the same provisions with respect to indemnification set forth in their respective certificate of incorporation and bylaws of each such Person on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of Persons who at any time prior to the Closing Date may have been as prospective indemnities under the certificate of incorporation or bylaws of such Person in respect of actions or omissions occurring at or prior to the Closing Date (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable Law. In the event that Holdco shall effect the dissolution of Columbia Blocker and TKH Blocker prior to the sixth anniversary of the Closing Date, then Holdco shall assume and thereafter be responsible for such indemnification obligations.

(b) This Section 7.7 is intended to be for the benefit of, and shall be enforceable by, the present and former officers and directors of the Company, the Company Subsidiaries, Columbia Blocker and TKH Blocker, respectively, their heirs and personal representatives and shall be binding on Parent, Holdco, Merger Sub and the Surviving Corporation and their respective successors and assigns.

7.8 No Solicitation by the Company; Etc.

(a) The Company, Columbia Blocker, the Columbia Seller, TKH Blocker and the TKH Sellers shall, and the Company shall cause Company Subsidiaries to, and each shall use its reasonable best efforts to cause its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives“) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company, Columbia Blocker and TKH Blocker shall not, and shall not permit their respective Representatives or, in the case of the Company, the Company Subsidiaries to, directly or indirectly (i) solicit, initiate, knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) other than informing Persons of the existence of the provisions contained in this Section 7.8, participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 7.8 by the Company.

(b) In addition to the other obligations of the Company set forth in this Section 7.8, the Company shall promptly advise Parent, in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Notwithstanding the foregoing provisions of this Section 7.8 to the contrary, subject to the provisions of Section 7.9, prior to the termination of the XM Agreement, none of the Company, Columbia Blocker or TKH Blocker or any of their respective stockholders, directors, employees or representatives shall be prohibited from communicating with XM or amending or closing the XM Agreement.

7.9 Confidentiality. Except for disclosures expressly permitted by the terms of the Mutual Non-Disclosure Agreement, dated effective as of April 14, 2006, among NextWave Broadband, Inc., a wholly-owned subsidiary of Parent, Media Venture Partners, LLC and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and the Company shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

7.10 Publicity. None of the parties hereto shall issue, or permit any of their respective Affiliates to issue, any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto or in the event such press release or public announcement identifies any Company Stockholder the prior written approval of such Company Stockholder, which, in each case, approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law or stock exchange regulation, provided that, to the extent required by applicable Law or stock exchange regulation, the party intending to make such release shall use its reasonable best efforts consistent with such applicable Law or stock exchange regulation to consult with the other party with respect to the text thereof.

7.11 Transaction Expenses. The Company, Columbia Blocker and TKH Blocker shall use their respective commercially reasonable efforts to deliver to Parent, no later than three (3) Business Days prior to the Closing Date, pay-off letters in respect of the Transaction Expenses from any and all third-party service providers to whom payments are required to be made by the Company, the Company Subsidiaries, Columbia Blocker and TKH Blocker, as the case may be, in connection with the transactions contemplated by this Agreement. The pay-off letters shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company, the Company Subsidiaries, Columbia Blocker and TKH Blocker in connection with the transactions contemplated by this Agreement. The Sellers shall pay all such Transaction Expenses on the Closing Date from the proceeds of the Aggregate Equity Consideration in accordance with Section 3.5(d).

7.12 Conversion of Preferred Stock. Prior to the Closing, each of the Company Stockholders, Columbia Blocker and TKH Blocker, to the extent that such Person owns shares of Preferred Stock on or after the date hereof, shall elect, and notify the Company in writing of its election to convert, subject to the consummation of the Acquisitions as contemplated hereby, each such share of Preferred Stock into shares of Common Stock pursuant to and in accordance with Section A.6 of Article Fourth of the Amended and Restated Certificate of Incorporation of the Company.

7.13 Unjust Enrichment. Not later than five Business Days following the grant of the FCC Consent, the Company shall request from the FCC a letter (a “UE Payment Letter”) specifying the amount, if any, of the Unjust Enrichment Payments due in connection with the consummation of the Acquisitions and will provide a copy of such UE Payment Letter to Parent promptly upon its receipt thereof.

7.14 License Build Out.

(a) Subject to Section 7.14(c), the Company and Parent shall following the Application Commencement Date work together in good faith to develop a plan and budget for constructing a telecommunications system utilizing the WCS Spectrum Licenses that satisfies the minimum “substantial service” standards set forth in Section 27.14 of the FCC Rules and, from and after September 1, 2006, the Company shall use its Best Efforts to implement such plan, subject to such budget so as to complete such telecommunications system in accordance with such plan and budget. Parent and the Company shall each pay one-half of all costs incurred in implementing such plan in accordance with such budget as such costs are incurred.

(b) Parent’s obligation to pay one-half of the costs referenced in Section 7.14(a) above shall terminate upon any termination of this Agreement; and the Company’s obligation to pay any of the cost associated with the construction of a telecommunications system shall terminate at the Effective Time. If this Agreement is terminated for any reason prior to a Closing, the Company shall have no obligation to reimburse to Parent any of the costs theretofore contributed by Parent towards the construction of a telecommunications system in accordance with this Section 7.14; provided, however, if the Agreement is terminated in a circumstance where the Termination Fee is payable then the Company shall promptly reimburse Parent for any such costs theretofore contributed by Parent in accordance with this Section 7.14.

(c) The Company shall file with the FCC a request to extend the “substantial service” deadline with respect to the WCS Spectrum Licenses on or prior to the date on which the Company files its portion of the Transfer Application. The Company shall effect such extension request either by joining in the extension request filed by NextWave Broadband Inc. on March 22, 2006 (file no. 0002539540) or by filing a separate extension request substantially similar thereto. Neither Parent nor the Company shall have any obligation under this Section 7.14 if the FCC on or prior to September 1, 2006 extends for one year or more the deadline for demonstrating “substantial service” for the WCS Spectrum Licenses from July 21, 2007.

(d) Notwithstanding anything to the contrary set forth herein, the Company and the Company Subsidiaries may at any time and without restriction or consent from Parent take such actions as they deem necessary or appropriate to construct a telecommunications system utilizing the WCS Spectrum Licenses so as to satisfy the “substantial services” rules of the FCC; provided that, if the Company proposes to deploy any network equipment utilizing any of the WCS Spectrum Licenses prior to September 1, 2006, it shall first provide Parent with a detailed network deployment plan no later than sixty (60) days prior to the deployment, and shall thereafter provide such additional information related thereto as Parent may reasonably request. Parent shall have no obligation to contribute to the costs of any actions taken by the Company in accordance with this Section 7.14(d). The Company shall not be obligated to provide Parent with a detailed network deployment plan or advanced written notice of its deployment of any network equipment utilizing any of the WCS Spectrum Licenses on or after September 1, 2006. In any event, the Company shall promptly notify Parent of the commencement of any deployment of network equipment utilizing any of the WCS Spectrum Licenses and shall keep Parent reasonably informed of the action taken by the Company hereunder.

(e) Notwithstanding anything to the contrary set forth herein, none of the actions taken by the Company in connection with the construction or operation of a telecommunications system utilizing any of the WCS Spectrum Licenses in accordance with this Section 7.14 shall constitute a breach of any covenant, warranty or other obligation of the Company hereunder.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Each Party’s Obligations. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver, if permissible under applicable Law), on or prior to the Closing Date, of each of the following conditions:

(a) the waiting period (and any extension thereof) applicable to the Acquisitions under the HSR Act shall have been terminated or shall have expired;

(b) the FCC Consent shall have been obtained by Final Order, free of any materially adverse conditions (other than those applicable to FCC assignments or to licenses in the same class of service and block as the WCS Spectrum Licenses generally and those that the FCC has included due only to issues that derive from the qualifications of Parent to become the licensee of the WCS Spectrum Licenses), and the Company shall have obtained the consent of any other Person or Governmental Body that is required in order to consummate the transactions contemplated hereby;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(d) The XM Agreement shall have been duly and validly terminated and none of the Company, the Company Subsidiaries, Columbia Blocker or TKH Blocker shall have any liability or obligations thereunder.

8.2 Conditions Precedent to Obligations of Parent and Holdco. The obligations of Parent and Holdco to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):

(a) (i) the Company shall not be in breach (without giving effect to any limitations as to materiality) of any of its warranties as of the Closing, except where such breach, individually or in the aggregate, has not been, and would not reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole; (ii) Columbia Blocker and the Columbia Seller shall not be in breach (without giving effect to any limitations as to materiality) of any of their warranties as of the Closing, except where such breach, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to Columbia Blocker; and (iii) TKH Blocker and the TKH Sellers shall not be in breach (without giving effect to any limitations as to materiality) of any of their warranties as of the Closing, except where such breach, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to TKH Blocker;

(b) each of the Company, Columbia Blocker and TKH Blocker shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Parent shall have received copies of such corporate resolutions and other documents evidencing the performance thereof as Parent may reasonably request;

(c) Parent shall have received the certificate of each of the Company, Columbia Blocker and TKH Blocker signed on their behalf by their respective chief executive officers, each in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.2(a) and (b) have been satisfied in all material respects;

(d) The Company shall have obtained a UE Payment Letter and delivered a copy thereof to Parent;

(e) the Stockholder Consents shall be in full force and effect and shall be valid and effective under Section 228 of the DGCL;

(f) Parent shall have received written resignations of each of the directors of the Company, Columbia Blocker and TKH Blocker, as applicable;

(g) each officer and director of the Company, Columbia Blocker and TKH Blocker, as applicable, and each Company Stockholder, the Columbia Seller and the TKH Sellers, as applicable, shall have duly entered into, executed and delivered to Parent the release agreement, substantially in the form attached hereto as Exhibit D;

(h) the Company shall have delivered, or caused to be delivered, the FCC Opinion to Parent;

(i) the Escrow Agent and the Stockholder Representative shall have duly entered into, executed and delivered to Parent the Escrow Agreement; and

(j) each of the Company, Columbia Blocker and TKH Blocker, as applicable, shall have delivered, or caused to be delivered, to Parent certificates of good standing as of a recent date with respect to, respectively, the Company, Columbia Blocker and TKH Blocker, as applicable, issued by the Secretary of State of the State of Delaware and for each state in which the Company is qualified to do business as a foreign corporation.

8.3 Conditions Precedent to Obligations of the Company, Columbia Seller and TKH Sellers. The obligations of the Company, the Columbia Seller and the TKH Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company, the Columbia Seller and the TKH Sellers, as applicable, in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Parent (without giving effect to any limitations as to materiality) shall be true and correct as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not been, and would not reasonably be expected to have a Material Adverse Effect;

(b) Parent shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent on or prior to the Closing Date; and

(c) Parent shall have duly entered into, executed and delivered to the Stockholder Representative the Escrow Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Warranties. i) The warranties of the Company, Columbia Blocker and TKH Blocker contained in this Agreement shall survive the Closing until 5:00 p.m. EST on the six month anniversary of the Closing Date (the “Expiration Date”). Any claim for a Loss asserted in good faith on or prior to the Expiration Date which sets forth in a written notice in reasonable detail (based on the facts then available) the nature and estimated scope of such claim will be timely made for purposes hereof. Any claim for indemnification with respect to any of such matters that is not asserted by notice to the other party on or prior to the Expiration Date may not be pursued and is hereby irrevocably waived after such time.

(b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date in accordance with their terms. All covenants and agreements that contemplate performance prior to the Closing Date shall not survive the Closing Date; provided, however, that if any such covenant or agreement is breached on or prior to the Closing Date, the non-breaching party shall, subject to Section 9.3, retain all rights and remedies hereunder with respect to such breach following the Closing Date.

9.2 Indemnification. Until the Expiration Date (except as provided in Section 9.3(b)) and subject to the provisions of this Article IX, the Escrow Fund shall be available to indemnify, defend and hold harmless Parent, the Surviving Corporation, and their respective subsidiaries, directors, officers, employees, consultants, independent contractors, agents and representatives (the “Parent Indemnified Parties”) from and against any and all Losses (irrespective of whether or not such Losses arise out of or in connection with a third party claim) to the extent, but only to the extent, relating to, resulting from or arising out of:

(a) any breach as of the Closing Date of the warranties made by the Company, the Columbia Seller and Columbia Blocker or the TKH Sellers and TKH Blocker set forth in this Agreement or, respectively, in any Company Document, Columbia Document or TKH Document (including any Losses arising in connection with the matters set forth in any certificate delivered to Parent in accordance with Section 8.2(c));

(b) any breach of any covenant or other agreement on the part of the Company, Columbia Blocker or TKH Blocker under this Agreement or, respectively, any Company Document, Columbia Document or TKH Document; or

(c) any Tax Losses,

such foregoing Losses being referred to herein as “Parent Indemnifiable Losses;” provided, however, that, the Parent Indemnified Parties may not recover any amount for Parent Indemnifiable Losses arising from the inaccuracies of, or breaches of, the warranties contained herein unless and until the aggregate amount of all Parent Indemnifiable Losses exceeds $100,000 (the “Deductible”), and only with respect to such amounts in excess of the Deductible, provided that the Deductible shall not apply to breaches of any representations or warranties contained in Sections 5.A.1, 5.A.2, 5.A.4, the last sentence of 5.A.8, 5.A.10, 5.A.12, 5.A.13, 5.A.14, 5.A.20 or 5.A.25; Sections 5.B.1, 5.B.2, 5.B.4, 5.B.8, or 5.B.10; or Sections 5.C.1, 5.C.2, 5.C.4, 5.C.8, or 5.C.10. The Parent Indemnified Parties’ sole and exclusive remedy with respect to Parent Indemnifiable Losses is indemnification in accordance with this Article IX and the sole recourse for Parent Indemnifiable Losses for which the Parent Indemnified Parties shall be entitled to indemnification shall be to the Escrow Fund. For purposes of calculating Losses hereunder, after a breach or failure by the Company referred to in Section 9.2(a) or (b) has been established, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored for purposes of determining the amount of the Loss.

9.3 Escrow Arrangements.

(a) Escrow Fund. The Escrow Amount shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses incurred or sustained by them and for which they are entitled to recovery under this Article IX.

(b) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence as of the Closing and shall terminate at 5:00 p.m., local time, on the Expiration Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to 120% of the amount of any unsatisfied claims specified in any Indemnity Claim Certificate delivered in good faith to the Escrow Agent prior to the Expiration Date with respect to facts and circumstances existing prior to the Expiration Date (each, an “Unresolved Claim”). On the third Business Day following the Expiration Date, the Escrow Agent shall deliver to the Stockholder Representative the full amount of the Escrow Fund, less the amount of any Unresolved Claims. As soon as any Unresolved Claims have been resolved the Escrow Agent shall deliver to the Stockholders Representative, on behalf of the applicable Company Stockholders, the Columbia Seller and the TKH Sellers, in accordance with their interests in the Residual Payments pursuant to Section 9.3(h), the remaining portion of the Escrow Amount, if any, not required to satisfy such Unresolved Claims. For the purposes hereof, “Indemnity Claim Certificate” shall mean a certificate entitled as such and signed by any officer of Parent and delivered to the Escrow Agent and the Stockholder Representative: (1) specifying in reasonable detail the breach of warranty, covenant or other Agreement that is basis for such claim and (2) if known, the amount of Parent Indemnified Losses relating to, resulting from or arising out of such breach.

(c) Claims for Indemnification.

(i) Upon receipt by the Escrow Agent at any time on or before the Expiration Date of an Indemnity Claim Certificate, the Escrow Agent shall, subject to the provisions of Section 9.3(d), deliver to Parent, as promptly as practicable, an amount of cash from the Escrow Fund equal to the amount of Parent Indemnifiable Losses set forth in such Indemnity Claim Certificate; provided, however, that if an Indemnity Claim Certificate does not specify the amount of Losses relating to such breach(es) specified in the Indemnity Claim Certificate, then no amount shall be distributed until the amount of such Losses are thereafter established (either by agreement with the Stockholder Representative, arbitration as contemplated hereby or other legal process) and the Escrow Agent is advised thereof in accordance with the Escrow Agreement. If the Stockholder Representative does not object in writing within the 30-day period set forth in Section 9.3(d) after delivery by Escrow Agent of the Indemnity Claim Certificate to the Stockholder Representative, such failure to so object shall constitute an irrevocable acknowledgment by the Stockholder Representative on behalf of the Company Stockholders, the Columbia Seller and the TKH Sellers, as applicable, that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnity Claim Certificate or as are thereafter established (either by agreement with the Stockholder Representative, arbitration as contemplated hereby or other legal process).

(d) Objections to Claims against the Escrow Fund. At the time of delivery of any Indemnity Claim Certificate to the Escrow Agent, the Escrow Agent shall deliver a duplicate copy of such certificate to the Stockholder Representative, and for a period of thirty (30) days after such delivery by the Escrow Agent to the Stockholder Representative, the Escrow Agent shall make no delivery to Parent of any portion of the Escrow Amount pursuant to Section 9.3(c) unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. The Escrow Agent shall not make any payment to Parent pursuant to Section 9.3(c)(i), if the Stockholder Representative shall object in a written statement delivered to the Escrow Agent prior to the expiration of such thirty (30)-day period to the claim made in the Indemnity Claim Certificate (such an objection being referred to as a “Claim Objection”).

(e) Resolution of Conflicts; Arbitration.

(i) If the Stockholder Representative shall deliver to the Escrow Agent a Claim Objection with respect to any Indemnity Claim Certificate within thirty (30) days after the Escrow Agent’s delivery of such Indemnity Claim Certificate to the Stockholder Representative, then the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder

Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Indemnity Claim Certificate, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30)-day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If one party but not the other fails to select an arbitrator during this fifteen (15)-day period, then the parties agree that the arbitration will be conducted by the one arbitrator selected by the party which has made such a selection.

(iii) Any such arbitration shall be held in New York City, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Indemnity Claim Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute between the Stockholder Representative and the Parent Indemnified Party under this Article IX, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article IX.

(f) Third-Party Claims.

(i) In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund pursuant to this Article IX, Parent shall notify the Stockholder Representative in writing of such claim. The Stockholder Representative shall have the right to elect to assume the defense of such claim unless (x) the Losses arising from such claim may reasonably be expected to exceed the Escrow Amount, (based solely on the damages alleged by the third party, if any damages are alleged), (y) the claim seeks relief which would limit or otherwise adversely affect the conduct of business by the Company, or (z) the Losses arising from such claim may result in a Tax Loss occurring in a Straddle Period or relate to a taxable period beginning after the Closing Date. Failure by the Stockholder Representative to notify Parent of its election to assume the defense of any such claim or litigation by a third party within ten (10) Business Days after notice thereof has been given to the Stockholder Representative shall be deemed a waiver by the Stockholder Representative of its right to assume the defense of such claim or litigation, and the Parent shall have the right to retain its own counsel, without prejudice to its right of indemnification under this Agreement. All claims for legal fees and expenses or other Losses against the Escrow Fund for which Parent is entitled to indemnification pursuant to this Section 9.3(f) shall be subject to the claims processing and dispute procedures set forth in this Section 9.3.

(ii) The Stockholder Representative, if it is entitled to and does assume the defense, shall retain counsel reasonably satisfactory to Parent to defend such claim and shall pay the fees and disbursements of such counsel with regard thereto. If the Stockholder Representative elects to assume the defense, the obligations under Article IX of this Agreement shall include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding Parent harmless from and against any and all Losses caused by or arising out of any settlement approved by the Stockholder Representative or any judgment in connection with such claim or litigation; provided, however, that (x) the Stockholder Representative shall first consult with Parent regarding such settlement, (y) no settlement may be made by the Stockholder Representative without the consent in writing of Parent, unless such settlement (i) releases Parent from any liability in respect thereof, (ii) does not include any admission of culpability on the part of Parent and (iii) does not impose an injunction or other equitable relief upon Parent, the Company or its Subsidiaries or otherwise impose affirmative or negative covenants on Parent, the Company or its Subsidiaries and (z) the Stockholder Representative shall not enter into any settlement with respect to Taxes without Parent’s consent, which shall not be unreasonably withheld. If the Stockholder Representative elects to assume the defense, the Stockholder Representative shall permit Parent to participate in such defense or settlement through separate counsel chosen by Parent, with the fees and expenses of such separate counsel borne by Parent; provided, however, that in the event Parent shall conclude (upon the advice of counsel) that there may be legal defenses or rights available to it which are different from, in actual conflict with, or additional to those available to the Stockholder Representative, Parent shall be entitled to select separate counsel to act on its behalf and the Stockholder Representative shall pay the reasonable separate counsel fees and other reasonable expenses related thereto and, such fees and expenses will be paid from the Escrow Fund. In the event that the Stockholder Representative has consented in writing to any settlement, the Company Stockholders shall have no power or authority to object under any provision of this Article IX to any claim for an amount less than or equal to the amount of such settlement by Parent against the Escrow Fund with respect to such settlement.

(iii) Parent, if Parent is entitled to and does assume the defense, shall retain counsel reasonably satisfactory to the Stockholder Representative to defend such claim and shall pay the fees and disbursements of such counsel with regard thereto. If Parent elects to assume the defense, the obligations under Article IX of this Agreement shall include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding the Stockholder Representative harmless from and against any and all Losses caused by or arising out of any settlement approved by the Parent or any judgment in connection with such claim or litigation; provided, however, that Parent shall first consult with the Stockholder Representative regarding such settlement. If Parent elects to assume such third-party claim or litigation, Parent shall permit the Stockholder Representative to participate in such defense or settlement through separate counsel chosen by the Stockholder Representative, with the fees and expenses of such separate counsel borne by such the Stockholder Representative; provided, however, that in the event the Stockholder Representative shall conclude (upon the advice of counsel) that there may be legal defenses or rights available to it which are different from, in actual conflict with, or additional to those available to Parent, the Stockholder Representative shall be entitled to select separate counsel to act on its behalf and the Stockholder Representative shall pay the reasonable separate counsel fees and other reasonable expenses related thereto and, such fees and expenses will be paid from the Escrow Fund. In the event the Company becomes aware of a third-party claim for which the Company reasonably believes it may be indemnified by Parent pursuant to Section 9.2 hereof, the Company shall notify Parent in writing of such claim and Parent shall assume the defense, including all costs and expenses associated therewith, of such claim.

(iv) The failure of the indemnified party to give reasonably prompt notice of any indemnification claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(h) The interests of the Company Stockholders, the Columbia Seller and the TKH Sellers in any Escrow Payment or any amounts distributed from the Stockholder Representative Reserve (collectively, the “Residual Payments”) shall (i) in the case of the Company Stockholders, equal an amount equal to their Pro Rata Portion thereof, (ii) in the case of the Columbia Seller, an amount equal to the Columbia Pro Rata Portion and (iii) in the case of the TKH Sellers, an amount in the aggregate equal to the TKH Pro Rata Portion. Notwithstanding the foregoing, however: (x) the Columbia Seller’s rights to any Residual Payment shall be reduced by the amount of any Parent Indemnifiable Losses arising from any breach by Columbia Blocker or the Columbia Seller of any warranty, covenant or other obligation hereunder (collectively, “Columbia Losses”), and the Columbia Seller shall reimburse, indemnify and hold each of the Company Stockholders and the TKH Sellers harmless from and against any diminution in the amount of any Residual Payments made to the Company Stockholders and the TKH Sellers as the result of any Columbia Losses; and (y) the TKH Sellers’ rights to any Residual Payment shall be reduced by the amount of any Parent Indemnifiable Losses arising from any breach by TKH Blocker or the TKH Sellers of any warranty, covenant, agreement or other obligation hereunder (collectively, “TKH Losses”), and the TKH Sellers shall reimburse, indemnify and hold each of the Company Stockholders and the Columbia Seller harmless from and against any diminution in the amount of any Residual Payments made to the Company Stockholders and the Columbia Seller as the result of any TKH Losses.

9.4 Tax Losses.

(a) For purposes of Section 9.2(c), “Tax Losses” means any and all Losses attributable to Taxes (or the non-payment thereof) of the Company, the Company Subsidiaries, Columbia Blocker and TKH Blocker due and payable for all Pre-Closing Tax Periods (including the portion of any Straddle Period attributable to the Pre-Closing Tax Period); provided, however, Tax Losses shall not include any amounts clearly reflected as an accrual for current Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet.

(b) For purposes of allocating income, gain, deductions and losses attributable to the period up to and including the Effective Time for a Straddle Period, (i) real, personal and intangible property Taxes shall be allocated on a per diem basis, (ii) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned ratably between such periods on a per diem basis and (iii) other Taxes (including income taxes and taxes in lieu of income taxes to the extent not governed by clause (ii)), shall be allocated based on a closing of the books as of the close of business on the Closing Date (including, without limitation, a closing of the books on the Closing Date for purposes of allocating income, gain, deductions and losses attributable to the Company).

9.5 Tax Treatment of Indemnity Payments. Parent and, as applicable, the Company, the Columbia Seller and the TKH Sellers, agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Aggregate Consideration for federal, state, local and foreign income tax purposes unless a contrary treatment is required under applicable Law.

ARTICLE X

MISCELLANEOUS

10.1 Stockholder Representative.

(a) Upon the adoption of this Agreement and the approval of the Acquisitions and the transactions contemplated hereby by the Company Stockholders, the Columbia Seller and the TKH Sellers, and without further act of any Company Stockholder, Columbia Capital, LLC (the “Stockholder Representative”) shall be appointed as the Stockholder Representative hereunder with the exclusive right to give and receive notices and communications, to authorize payment to any Parent Indemnified Party from the Escrow Fund in satisfaction of claims and Losses by a Parent Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims or Losses, to receive payments on behalf of the Company Stockholders due and owing pursuant to this Agreement and acknowledge receipt thereof, to waive any breach or default of Parent under this Agreement following the Effective Time, to calculate the Aggregate Consideration Spreadsheet, to receive service of process on behalf of the Company Stockholders in connection with any claims under this Agreement or any related document or instrument, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Stockholders, the Columbia Seller and the TKH Sellers from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Stockholders.

(b) The Stockholder Representative shall not be liable for any act done or omitted without gross negligence or bad faith hereunder as Stockholder Representative. Pursuant to the following sentence, and to the fullest extent permitted by applicable Law, the Sellers shall be, severally based on their respective Pro Rata Portion of the Aggregate Equity Consideration and not jointly, obligated to indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. At the time of distribution pursuant to Section 9.3(c) to the Sellers of any proceeds remaining in the Escrow Fund, the Stockholder Representative shall be entitled to deduct and withhold from such income and gains included in such distribution to pay and reimburse fees and expenses of third parties incurred or expected to be incurred in connection with its role as Stockholder Representative pursuant to this Agreement to the extent that the Stockholder Representative Reserve would be insufficient to pay and reimburse fees and expenses of third parties.

(c) The grant of authority provided for in this Section 10.1: (i) is coupled with an interest and is being granted, in part, as an inducement to Parent and Holdco to enter into this Agreement and the Escrow Agreement, and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of the Company or any Seller shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of such Seller’s interest in the Escrow Fund.

(d) In connection with the performance of its obligations hereunder and under the Escrow Agreement, the Stockholder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Seller (as contemplated by Section 10.1(b), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Stockholder Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder.

(e) In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative hereunder or thereunder, (i) the Stockholder Representative and its agents, counsel, accountants and other representatives shall not assume any, and shall incur no, responsibility whatsoever (in each case, to the extent permitted by applicable Law) to the Sellers, Parent, Holdco, the Surviving Corporation, Columbia Blocker or TKH Blocker or any of their respective Affiliates by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Escrow Agreement or any such other agreement, instrument or document other than with respect to bad faith or gross negligence on the part of the Stockholder Representative, and (ii) the Stockholder Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice shall in no event subject the Stockholder Representative to liability to the Company Stockholders, Parent, Holdco, the Surviving Corporation, Columbia Blocker, TKH Blocker or any of their respective Affiliates.

(f) All of the immunities and powers granted to the Stockholder Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement.

(g) A decision, act, consent or instruction of the Stockholder Representative, including an extension or waiver of this Agreement pursuant to Article IV or Section 10.7, as applicable, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers; and the Escrow Agent, Parent, Holdco and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Sellers. The Escrow Agent, Parent, Holdco and the Surviving Corporation are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(h) The Stockholder Representative has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Stockholder Representative in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Stockholder Representative Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Stockholder Representative Documents, the performance of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Stockholder Representative. This Agreement has been, and each of the Stockholder Representative Documents will be at or prior to the Closing, duly and validly executed and delivered by the Stockholder Representative and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Stockholder Representative Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Stockholder Representative enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

10.2 Specific Performance. Each of the parties hereto acknowledges and agrees that the breach of this Agreement by any other party would cause irreparable damage to one or more of the other parties hereto, and that such other parties will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Subject to Article IX, such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.3 Submission to Jurisdiction; Consent to Service of Process.

(a) Except for matters governed by Section 9.3(e), the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. EACH PARTY FURTHER HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.8.

10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state and without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction; provided, however, that the Merger shall be governed by the DGCL.

10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the schedules and exhibits hereto and the other documents delivered or to be delivered in connection herewith) and the Confidentiality Agreement (a) constitute the entire agreement among the parties hereto, and supersedes all prior agreements and contemporaneous, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof, including without limitation the letter of intent dated as of April 26, 2006 between the Company and Parent and, (b) except for the provisions of Sections 7.7 and Article IX, are not intended to confer upon any Person other than the parties hereto any rights or remedies.

10.6 Amendment and Waivers. This Agreement may be amended, supplemented or changed by the parties hereto; provided, however, that there shall be made no amendment that by Law requires further approval by the Sellers without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A termination of this Agreement pursuant to Section 4.1 or an amendment or waiver of this Agreement shall, in order to be effective, require, in the case of Parent, the Company, Columbia Blocker or TKH Blocker, action by its Board of Directors. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.7 Fees, Expenses and Other Payments. Except as otherwise provided in Article IX, Parent and the Selling Parties shall each bear their own fees and expenses incurred in connection with this Agreement, in each case including regulatory filing fees, costs and expenses and the fees and expenses of financial, legal and accounting advisors.

10.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company or the Stockholder Representative, to:

WCS Wireless, Inc.
c/o Columbia Capital, LLC
201 North Union Street, Suite 300
Alexandria, VA 22314
Facsimile: (703) 519-5570
Attention: Don Doering

With a copy to:

Edwards Angell Palmer & Dodge LLC
111 Huntington Avenue
Boston, MA 02199
Facsimile: (617) 227-4420
Attention: Leonard Q. Slap, Esq.

If to Parent or Holdco, to:

NextWave Wireless LLC
75 Holly Hill Road, Suite 200
Greenwich, CT 06830
Facsimile: (203) 742-2560
Attention: Frank Cassou, Esq.

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
Attention: Marita A. Makinen, Esq.

10.9 Construction; No Implied Warranties. Each of the parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby represents and acknowledges that (a) such party has not relied and will not rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (or such of the foregoing as are delivered at the Closing), (b) there are no representations, warranties or covenants or agreements by or on behalf of any party or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement, and

(c) the parties’ respective rights and obligations with respect to this Agreement, the Acquisitions and the events giving rise thereto are solely as set forth in this Agreement.

10.10 Retention of Counsel.

In any dispute or proceeding arising under or in connection with this Agreement, each of the Stockholder Representative and Sellers shall have the right, at their election, to retain any of Edwards Angell Palmer & Dodge LLP or Lukas, Nace, Gutierrez & Sachs, Chartered to represent them in such matter, and Parent, for itself and the Company, Columbia Blocker and TKH Blocker and for its and such Persons’ respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Stockholder Representative and Sellers in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of any of the Selling Parties. Parent, for itself and the Company, Columbia Blocker and TKH Blocker, and for its and such respective Persons’ Affiliates, successors and assigns, irrevocably acknowledges and agrees that all communications between any of the Selling Parties and counsel, including Edwards Angell Palmer & Dodge LLP or Lukas, Nace, Gutierrez & Sachs, Chartered made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, the XM Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of any of the Selling Parties and their counsel and would not be subject to disclosure to the Parent in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Stockholders’ Representative or Sellers and such counsel and neither Parent nor any Person purporting to act on behalf of or through Parent shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company, Columbia Blocker and TKH Blocker, and not the Stockholders’ Representative or Sellers.

10.11 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Parent agrees and acknowledges, both for itself and its Affiliates, that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, stockholder, general or limited partner or member of any Selling Party or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, stockholder, general or limited partner or member of any Selling Party or any current or future member of any Selling Party or of any Affiliate or assignee thereof, as such, for any obligation of the Selling Parties under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation. Notwithstanding the foregoing, however, the Selling Parties shall be responsible for any breach of their respective obligations hereunder arising from any action taken by any of their respective current or future directors, officers, employees, stockholders, general or limited partners, members or any Affiliates or assignees thereof.

10.12 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Holdco may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent, but no such assignment may be effected following the Application Commencement Date, nor shall any such assignment relieve Holdco of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

NEXTWAVE WIRELESS LLC

By:__________________________________________
Name:
Title:

NW SPECTRUM CO.

By:__________________________________________
Name:
Title:

WCS WIRELESS, INC.

By:__________________________________________
Name:
Title:

COLUMBIA WCS III, INC.

By:__________________________________________
Donald A. Doering, Chief Financial Officer & Secretary

TKH CORP.

By:__________________________________________
Nikos Hecht, President

COLUMBIA CAPITAL EQUITY PARTNERS III (CAYMAN), L.P.

By:__________________________________________
Donald A. Doering, Chief Financial Officer

ASPEN PARTNERS - SERIES A, A Series OF
ASPEN CAPITAL PARTNERS, L.P.

By: Aspen Capital LLC, its General Partner

By:__________________________________________
Nikos Hecht, Managing Member

OAK FOUNDATION USA

By: Aspen Advisors LLC, its Attorney-in-Fact with respect to the account

By:__________________________________________
Nikos Hecht, Managing Member

ENTERASPEN LIMITED

By: Aspen Advisors LLC, its Attorney-in-Fact with respect to the account

By:__________________________________________
Nikos Hecht, Managing Member

REED COLLEGE

By: Aspen Advisors LLC, its Attorney-in-Fact with respect to the account

By:__________________________________________
Nikos Hecht, Managing Member

ROYAL BANK OF CANADA

By:__________________________________________
[Title:]

STOCKHOLDER REPRESENTATIVE

__________________________________________
[_______], solely in [his/her] capacity as Stockholder Representative